Exhibit 2.2

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

MB FINANCIAL, INC.,

FIRST LINCOLNWOOD CORP.

and

THOSE PERSONS NAMED ON EXHIBIT A ATTACHED

HERETO AS THE OWNERS OF ALL OF THE ISSUED

AND OUTSTANDING CAPITAL STOCK OF

FIRST LINCOLNWOOD CORP.

*         *         *         *

Effective as of December 26, 2001

Amended and Restated as of February 22, 2002

1.	The Holding Company Acquisition and the Mergers

(a)	The Holding Company Acquisition

(b)	Holding Company Merger

(c)	Bank Merger

2.	Consummation of the Holding Company Acquisition and the Mergers

(a)	Closing and Effective Date

(b)	Articles of Incorporation of the Holding Company Survivor

(c)	By-Laws of the Holding Company Survivor

(d)	Directors and Officers of the Holding Company Survivor

(e)	Charter, By-Laws, Directors and Officers of the Bank Survivor

(f)	Continued Existence of the Surviving Entities; Restructuring of Agreement

3.	Stock Acquisition; Mergers; Consideration

(a)	Purchase of Seller Common

(b)	Holding Company Merger

(c)	Bank Merger Consideration

(d)	Total Consideration

(e)	Effectiveness of the Holding Company Merger

(f)	Reclassification of Seller Common

(g)	Right to Receive Purchase Consideration

(h)	Future Earnings

4.	Surrender of Certificates and Payment of Merger Consideration

(a)	Appointment of Exchange Agent

(b)	Deposits with Exchange Agent

(c)	Payment of Purchase Consideration

(d)	Surrender of Certificates

(e)	Special Procedures

5.	Appraisal Rights with Respect to Bank Shares

(a)	Ownership of Bank Shares

(b)	Breach

6.	Escheat

7.	Representations, Warranties and Covenants of MB

(a)	Due Organization

(b)	Requisite Authority

i

(c)	Absence of Conflict

(d)	Government Approvals

(e)	Funds to Consummate Merger; Requisite Capital

(f)	Reasonable Best Efforts

(g)	Absence of Claims

8.	Representations, Warranties and Covenants of Seller and the Seller Stockholders

(a)	Due Organization of Seller

(b)	Subsidiaries

(c)	Requisite Authority

(d)	Absence of Conflict

(e)	Financial Statements

(f)	Taxes

(g)	Material Contracts

(h)	Real and Personal Property

(i)	Material Adverse Change

(j)	Catastrophic Loss

(k)	Investigations and Litigation

(l)	Accuracy of Minute Books

(m)	Sufficiency of Records

(n)	Insurance

(o)	Licenses

(p)	Compliance with Law and Regulatory Requirements

(q)	Accuracy of Stockholder Communications

(r)	Investment Banker/Finder Fee

(s)	Dividends

(t)	Employee Benefits

(u)	Labor Contracts

(v)	Real Estate Owned

(w)	Seller Facilities

(x)	Loans

(y)	Investment Securities

(z)	Intellectual Property

(aa)	Governmental Reports

(bb)	Reserve for Possible Loan and Lease Losses

(cc)	Derivatives

(dd)	Trust and Fiduciary Accounts

(ee)	Affiliate Transactions

(ff)	Section 11.75 of the BCA

(gg)	Government Approvals

(hh)	Reasonable Best Efforts

(ii)	Absence of Claims

(jj)	Representations and Warranties in Bank Merger Agreement

9.	Agreements with Respect to Conduct of Seller and the Affiliated Seller Entities

(a)	Maintenance of Business

(b)	Prompt Notification

(c)	Restrictions

(d)	No Solicitation

(e)	No Interference

(f)	Payment of Liabilities

(g)	Prohibition Against Creation of Goodwill

(h)	Compliance with Law

(i)	Maintenance of Operating Expense Levels

(j)	Maintenance of Books and Records

(k)	Maintenance of Loan Loss Reserves

(l)	Insider Loans

10.	Additional Agreements of Seller and the Seller Stockholders

(a)	Continuing Access to Information; Cooperation of Personnel

(b)	Sharing of Filings

(c)	Notification

(d)	Evidence of Title

(e)	Accruals and Reserves

11.	Environmental Matters

(a)	Current Facilities

(b)	Future Acquisitions

12.	Confidentiality

13.	Stockholders’ Approval

14.	Regulatory Approvals

15.	Conditions Precedent to Obligations of MB

(a)	Accuracy of Representations and Warranties

(b)	Performance by Seller, the Seller Stockholders and Affiliated Seller Entities

(c)	No Material AdverseChange

(d)	Certification

(e)	Corporate Actions

(f)	Receipt of Requisite Approvals

(g)	Legal Opinion

(h)	Governmental Approval

(i)	No Adverse Decision

(j)	Proceedings

(k)	No Legal Prohibition

(l)	Resignations

(m)	Title Insurance

(n)	Delivery of Seller Common

16.	Conditions Precedent to Obligations of Seller and the Seller Stockholders

(a)	Accuracy of Representations and Warranties

(b)	Performance of Obligations

(c)	Legal Opinion

(d)	Corporate Approvals

(e)	Receipt of Requisite Approvals

(f)	Proceedings

(g)	Certification

17.	Further Assurances

18.	Payment of Expenses

19.	Publicity and Reports

20.	Binding Effect

21.	Law Governing

22.	Counterparts

23.	Amendment and Waiver

24.	Termination of Agreement

(a)	Methods of Termination

(b)	Further Liability

(c)	Termination of Bank Merger Agreement

25.	Reimbursement of Expenses and Payment of Termination Fees

(a)	Breach by MB

(b)	Breach by Seller or the Seller Stockholders

(c)	Acquisition Proposal (MB Termination)

(d)	Tender or Exchange Offer

(e)	Non-Fulfillment of Obligations of Seller and/or the Seller Stockholders

(f)	Change of Control Filing

(g)	Lists

26.	Survival

27.	Notices

28.	Entire Agreement

29.	Remedies

30.	Excision of Acquisition Sub

v

Exhibits:

Exhibit A -	List of the Seller Stockholders (showing ownership of shares of the capital stock of Seller)
Exhibit B -	Form of Noncompetition Agreement
Exhibit C -	Certified Copies of the Resolutions of the Board of Directors of each of the Corporate Parties
Exhibit D -	Form of Opinion of Counsel to Seller and the Seller Stockholders
Exhibit E -	Form of Opinion of Counsel to MB

List Index:

Schedule I - Disclosure Lists Delivered by Seller and the Seller Stockholders to MB:

Paragraph 8 (a)	-	Commitment List
Paragraph 8 (b)	-	Subsidiary List
Paragraph 8 (f)	-	Tax List
Paragraph 8 (g)	-	Contract List
Paragraph 8 (h)	-	Real Estate List
Paragraph 8 (k)	-	Litigation List
Paragraph 8 (n)	-	Insurance List
Paragraph 8 (p)	-	Law and Regulation List
Paragraph 8 (t)	-	Employee Benefit Plan List
Paragraph 8 (v)(i)	-	Environmental List
Paragraph 8 (x)	-	Loan List
Paragraph 8 (y)	-	Investment Securities List
Paragraph 8 (z)	-	Intellectual Property Rights List
Paragraph 8 (cc)	-	Derivatives List
Paragraph 8 (dd)	-	Fiduciary List
Paragraph 8 (ee)	-	Affiliate Transaction List
Paragraph 9(c)(iv)	-	Amendment List

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) was made and entered into as of the 26th day of December, 2001 (the “Agreement Date”), by and among MB Financial, Inc., a Maryland corporation (“MB”), Lincolnwood Acquisition Corp., an Illinois corporation and wholly-owned subsidiary of MB (“Acquisition Sub”), First Lincolnwood Corp., an Illinois corporation (“Seller”), and those persons named on Exhibit A attached hereto as the owners of all of the issued and outstanding capital stock of Seller (the “Seller Stockholders”), and amended and restated as of the 22nd day of February, 2002 pursuant to the provisions of Paragraph 2(f) hereof.

W I T N E S S E T H:

WHEREAS, Acquisition Sub is no longer necessary as a party to the transactions contemplated hereby, and Acquisition Sub and the remaining parties hereto have agreed that Acquisition Sub shall no longer be a party to, nor have any rights, duties, responsibilities, liabilities or obligations under or in connection with, this Agreement or the Bank Merger Agreement (as such term is hereinafter defined) or any of the transactions contemplated hereby or thereby, and that the words “party” and “parties” as hereinafter used in this Agreement shall no longer include Acquisition Sub; and

WHEREAS, the parties hereto desire that MB shall acquire all of the issued and outstanding capital stock of Seller (the “Holding Company Acquisition”), and that immediately thereafter Seller shall be merged with and into MB (the “Holding Company Merger”) upon the terms and conditions herein contained, and that, simultaneously therewith, Seller’s majority-owned subsidiary, First National Bank of Lincolnwood, a national banking association (“Seller Bank”), shall be merged with and into MB’s wholly-owned subsidiary, MB Financial Bank, N.A., a national banking association (“MB Bank”), pursuant to the terms and conditions of a separate Amended and Restated Agreement to Merge (the “Bank Merger Agreement”) (such latter transaction being hereinafter referred to as the “Bank Merger,” and both the Holding Company Merger and the Bank Merger being sometimes hereinafter referred to as, together, the “Mergers”), and the Board of Directors of each of the corporate parties hereto deems the Holding Company Acquisition and the Mergers advisable and in the best interests of the parties hereto, and each such Board of Directors has adopted a resolution approving this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, and for the purpose of prescribing the terms and conditions of the Holding Company Acquisition and the Holding Company Merger, the mode of carrying such transactions into effect, and such other details and provisions as are deemed desirable in connection with such transactions, the parties hereto, intending to be bound hereby, agree as follows:

1.             The Holding Company Acquisition and the Mergers.  At the Effective Date (as such term is defined in Paragraph 2 (a) hereof), the following transactions shall occur in the order and in the manner indicated:

(a)          The Holding Company Acquisition.  First, MB shall purchase all of the issued and outstanding capital stock of Seller from the Seller Stockholders on the terms and conditions hereinafter set forth, including, but not limited to, payment of the consideration described in Paragraph 3 hereof.

(b)         Holding Company Merger.  Immediately after MB’s purchase of all of the issued and outstanding capital stock of Seller, Seller will be merged with and into MB, and MB will be the surviving entity (the “Holding Company Survivor”), in accordance with the terms, conditions and provisions of this Agreement, and all other necessary and appropriate filings to be made with state and federal governmental bodies and agencies having jurisdiction over any aspect of the transactions contemplated by this Agreement and/or the Bank Merger Agreement (“Applicable Governmental Authorities”), in accordance with the laws, rules and regulations governing or related to the Applicable Governmental Authorities and/or the transactions contemplated hereby and thereby (“Applicable Law”).

(c)          Bank Merger.  Simultaneously with consummation of the Holding Company Merger, Seller Bank will be merged with and into MB Bank, and MB Bank will be the surviving entity (the “Bank Survivor”), in accordance with the terms, conditions and provisions of the Bank Merger Agreement, subject to the requisite approval of (i) the respective stockholders of the parties to the Bank Merger; and (ii) the Applicable Governmental Authorities, in accordance with Applicable Law; provided, however, that the Bank Merger Agreement shall provide, among other things, that the Bank Merger shall not be consummated if for any reason the Holding Company Acquisition or the Holding Company Merger is not consummated; and provided, further, however, that the Holding Company Acquisition and the Holding Company Merger shall, at the request of any of the parties to this Agreement or the Bank Merger Agreement, be immediately reversed and the parties to this Agreement and the Bank Merger Agreement restored as nearly as possible to their original status and condition if, for any reason, the Bank Merger cannot be consummated as contemplated herein and in the Bank Merger Agreement.

2.             Consummation of the Holding Company Acquisition and the Mergers.

(a)          Closing and Effective Date.  The closing of the Holding Company Acquisition and each of the Mergers (the “Closing”) shall take place on such date and at such time and place as shall be fixed by mutual agreement of the respective parties to each such transaction; provided, however, that in the event such parties are unable to agree on such date, time and place, the Closing of each such transaction shall take place at the offices of counsel to MB, beginning at 10:00 a.m., local time, on the fifth business day following the latest of (i) approval of the transactions contemplated by this Agreement and the Bank Merger Agreement by all of the Applicable Governmental Authorities, (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver of the conditions to Closing of each such transaction, as set forth in the respective applicable paragraphs of this Agreement and the Bank Merger Agreement.  Upon satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, the requisite parties shall cause each of the transactions to become effective by executing, acknowledging and filing, in accordance with the applicable provisions of all Applicable Law, such documents as may be required by Applicable Law, each in form reasonably acceptable to such parties and their respective counsel.  Each of the documents required by Applicable Law to be filed in connection with consummation of the subject transactions, shall provide that the effective date of the transactions to which it relates shall be the date of Closing, or such other date as counsel to the MB Parties determines to be reasonable and appropriate after consultation with counsel to Seller and the Seller Stockholders.  The effective date of the last to occur of the subject transactions shall be deemed to be the effective date of all of such transactions and is hereinafter referred to as the “Effective Date.”

(b)         Articles of Incorporation of the Holding Company Survivor.  The Articles of Incorporation of MB as in effect on the Effective Date shall be the Articles of Incorporation of the Holding Company Survivor, except as they shall be amended as set forth in any document that may be required to be filed with respect to the Holding Company Merger by Applicable Law, and, as so amended, shall continue in full force and effect, until otherwise amended as provided by Applicable Law or by such Articles of Incorporation.

(c)          By-Laws of the Holding Company Survivor.  Subsequent to consummation of the Holding Company Merger, the By-Laws of MB as in effect on the Effective Date shall be the By-Laws of the Holding Company Survivor until otherwise amended as provided by Applicable Law or by such By-Laws.

(d)         Directors and Officers of the Holding Company Survivor.  The directors and officers of MB on the Effective Date shall be the directors and officers of the Holding Company Survivor and shall hold office from and after the Effective Date until their respective successors are duly elected or appointed and qualified.  Each of the directors of Seller, and each of the directors of the Affiliated Seller Entities (as such term is defined in Paragraph 8(b) hereof) shall, prior to, and as a condition, of, Closing, submit his or her written resignation from such positions with Seller and/or the Affiliated Seller Entities, effective as of the Closing; provided, however, that it shall also be a condition of Closing, and to the Closing obligations of all parties hereto, that Richard S. Weitz, the Chairman of the Board, President and Chief Executive Officer of Seller and Seller Bank shall, at or prior to Closing, enter into a Noncompetition Agreement substantially in the form of Exhibit B attached hereto.

(e)          Charter, By-Laws, Directors and Officers of the Bank Survivor.  The charter, By-Laws, directors and officers of the Bank Survivor shall be as set forth in the Bank Merger Agreement.

(f)            Continued Existence of the Surviving Entities; Restructuring of Agreement.  Following the Holding Company Acquisition and the Mergers, it is anticipated by the parties hereto that the sole survivors among the corporate and banking parties to this Agreement and the Bank Merger Agreement shall be MB and MB Bank.  Notwithstanding the foregoing, the parties hereto agree that they shall amend this Agreement, cause the Bank Merger Agreement to be amended, and modify the transactions contemplated hereby and thereby, in such manner as shall be required to accommodate and take into account those changes or modifications (i) requested by any and all Applicable Governmental Authorities and/or (ii) reasonably necessary in the opinion of MB or its counsel in order to achieve as nearly as possible the objectives of the parties as expressed herein and in the Bank Merger Agreement, even if it means that some of the parties hereto or thereto may have to change and/or some of the transactions contemplated hereby or thereby may have to be restructured and/or the timing thereof altered and/or new or substitute transaction documents need to be executed and filed with the Applicable Governmental Authorities, so long as (y) the aggregate consideration payable to the Seller Stockholders and the Bank Stockholders under the provisions of this Agreement and the Bank Merger Agreement remains unchanged, and (z) MB remains the ultimate owner, and in ultimate control, of all surviving entities resulting from each such transaction.

3.             Stock Acquisition; Mergers; Consideration.

(a)          Purchase of Seller Common.  On the Effective Date, subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Seller Stockholders hereby agree to sell to MB, and MB hereby agrees to purchase from the Seller Stockholders, free and clear of all liens, claims and other encumbrances, all of the shares of Common Stock, $1.00 par value per share (the “Seller Common”), owned or held by each of the Seller Stockholders, as shown on Exhibit A attached hereto, and MB hereby agrees to pay to the Seller Stockholders the Purchase Consideration (as such term is hereinafter defined) for said shares in accordance with the terms and conditions hereof.  For purposes hereof, “Purchase Consideration” shall mean the $351.11 per share of outstanding Seller Common that MB hereby agrees to pay, transfer and assign to the Seller Stockholders in accordance with the terms and conditions of this Agreement, subject to any adjustments provided for herein.  Based upon the representation and warranty of Seller and the Seller Stockholders contained in Paragraph 8(a) hereof that there are 85,810 shares of Seller Common currently issued and outstanding, it is anticipated by the parties hereto that the aggregate Purchase Consideration to be paid to the Seller Stockholders hereunder will be $30,128,749.10.

(b)         Holding Company Merger.  Immediately subsequent to consummation of MB’s purchase of all of the issued and outstanding shares of Seller Common, MB shall cause Seller to be merged with and into MB in accordance with Applicable Law, including, but not limited to, the filing of appropriate Articles of Merger with the respective corporate authorities of the States of Maryland and Illinois, and, upon the acceptance of said documents for filing by the aforesaid authorities, each issued and outstanding share of Seller Common shall, without further action, cease to be an issued and outstanding share of Seller, and no shares of MB capital stock shall be issued to MB or any other Person (as such term is hereinafter defined) as a consequence thereof.

(c)          Bank Merger Consideration.  The parties hereto acknowledge and agree that the stockholders of Seller Bank other than Seller (such other stockholders being hereinafter referred to, collectively, as the “Bank Stockholders”) shall, in connection with consummation of the Bank Merger, receive payment for their issued and outstanding shares of common stock, $10.00 par value per share, of Seller Bank (hereinafter, the “Bank Shares”) under the terms and conditions of the Bank Merger Agreement in an amount that shall be proportionately equal, on a per share basis, to the Purchase Consideration paid to the Seller Stockholders hereunder for their shares of Seller Common.  In other words, the parties hereto agree that the per share cash-out payments to be made to the Seller Stockholders in the Holding Company Acquisition and the Bank Stockholders in the Bank Merger has been determined and agreed to by the parties hereto and to the Bank Merger Agreement on an “enterprise” basis, with the aggregate amount being paid by MB and/or MB Bank to the Seller Stockholders and the Bank Stockholders being divided among them on a pro rata basis as if they all held the same kind of equity interests in the same entity.  Thus, the parties hereto acknowledge and agree that upon consummation of the Bank Merger, each of the Bank Stockholders will receive $185.00 per Bank Share owned by such Bank Stockholder, subject to any adjustments provided for in the Bank Merger Agreement or as may be necessary to maintain the intended proportionality with the payments of Purchase Consideration made to the Seller Stockholders hereunder.  Based upon the representation and warranty of Seller and the Seller Stockholders contained in Paragraph 8(b) hereof that there are 189,392 Bank Shares currently issued and outstanding, of which 26,535 are held by the Bank Stockholders, and assuming that there will be no dissenting shares (as such term is used in Paragraph 5 hereof) in connection with the Bank Merger, it is anticipated by the parties hereto and to the Bank Merger that the aggregate consideration to be paid to the Bank Stockholders under the terms and provisions of the Bank Merger Agreement will be $4,908,975.00.

(d)         Total Consideration.  Based upon the calculations set forth hereinabove in this Paragraph 3, the total consideration to be paid by MB and/or its subsidiaries and affiliates to acquire Seller and all of the Affiliated Seller Entities, including Seller Bank, as a consequence of the Holding Company Acquisition and the Mergers (subject to any adjustments as provided for in this Agreement and/or the Bank Merger Agreement) is $35,037,724.10 (the “Total Consideration”).

(e)          Effectiveness of the Holding Company Merger.  Subject to the provisions of this Agreement, the Holding Company Merger shall become effective upon the issuance of the appropriate certificate in regard thereto by the corporate authorities of the State of Maryland.

(f)            Reclassification of Seller Common.  In the event that between the Agreement Date and the Effective Date, Seller subdivides the outstanding shares of Seller Common into a greater number of shares, or combines its outstanding shares of Seller Common into a smaller number of shares, or effects a reclassification of Seller Common, or pays a dividend in shares of its capital stock, then the Purchase Consideration shall be adjusted so that the amount of Purchase Consideration to be received with respect to each share of Seller Common shall be reduced or increased by an amount such that neither (i) the aggregate relative amount of Purchase Consideration received by each Seller Stockholder, nor (ii) the Total Consideration to be paid by MB and/or its subsidiaries and affiliates with respect to the Holding Company Acquisition and the Mergers, is increased or decreased as a result of such subdivision, combination, reclassification or dividend.

(g)         Right to Receive Purchase Consideration.  At the Effective Date, each outstanding stock certificate that, prior to the Effective Date, evidenced shares of Seller Common shall be deemed for all purposes to evidence the right to receive the per share Purchase Consideration payable hereunder, multiplied by the number of shares of Seller Common evidenced by said certificate, provided that, subject to the applicable provisions of Paragraph 4(d) hereof, in any matters relating to such certificates MB may rely conclusively upon the record of stockholders maintained by Seller containing the names and addresses of Seller’s stockholders on the Effective Date.

(h)         Future Earnings.  The parties hereto acknowledge and agree that time is of the essence with respect to the consummation of the Holding Company Acquisition and the Mergers.  The parties also recognize that MB and/or its subsidiaries and affiliates will be taking principal responsibility for preparing and filing the applications necessary to obtain the Applicable Governmental Approvals with respect to the Holding Company Acquisition and the Mergers.  Accordingly, in order to encourage the expeditious preparation and filing of such applications, and to encourage Seller and the Seller Stockholders to continue operating Seller and the Affiliated Seller Entities, including Seller Bank, in a profitable manner, the parties hereto agree that if the Effective Date shall occur more than one hundred twenty (120) days after the Agreement Date, the Total Consideration to be apportioned among the Seller Stockholders and the Bank Stockholders with respect to the Holding Company Acquisition and the Mergers shall be increased by $100,000, and for every thirty (30) day period thereafter that elapses without the Effective Date occurring, the Total Consideration shall be increased by another $150,000, so long as it is not the fault (intentional or otherwise) of Seller or any of the Seller Stockholders or Affiliated Seller Entities that the Effective Date has been so delayed.  Any adjustment made to the Total Consideration in accordance with the provisions of this subparagraph shall be apportioned among the persons entitled to receive the consideration hereunder and under the Bank Merger Agreement in the same manner as the original Total Consideration was apportioned (i.e., on an enterprise basis).

4.             Surrender of Certificates and Payment of Merger Consideration.

(a)          Appointment of Exchange Agent.  Prior to the Closing, LaSalle Bank National Association, or another exchange agent selected by MB and reasonably acceptable to Seller and the Seller Stockholders (the “Exchange Agent”), shall be appointed to act as the Exchange Agent in connection with the Holding Company Acquisition and the Mergers.

(b)         Deposits with Exchange Agent.  Subject to the provisions of Paragraph 4(e) hereof, MB and/or its subsidiaries and affiliates shall, immediately prior to the Effective Date, deposit, or cause to be deposited, with the Exchange Agent, in trust for the Seller Stockholders entitled thereto, immediately available funds in an amount sufficient to pay the Purchase Consideration with respect to all shares of Seller Common purchased by MB hereunder.  Such trust account is hereinafter referred to as the “Holding Company Exchange Fund.”  The Holding Company Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.  Simultaneously with the establishment and funding of the Holding Company Exchange Fund, MB and/or its subsidiaries and affiliates shall also cause to be established and funded, in trust, a separate account with the Exchange Agent for payment of the merger consideration that shall become payable to the Bank Stockholders in accordance with the terms and conditions of the Bank Merger Agreement.  Such separate trust account is hereinafter referred to as the “Bank Merger Exchange Fund.”  The Bank Merger Exchange Fund shall not be used for any purpose other than as expressly provided in the Bank Merger Agreement.

(c)          Payment of Purchase Consideration.  Subject to the provisions of Paragraph 4(d) hereof, MB and/or its subsidiaries and affiliates shall use their respective best efforts to cause the Exchange Agent, on the Effective Date, to remit to each of the Seller Stockholders who has surrendered to the Exchange Agent (or any forwarding agent which may be appointed by

MB) a certificate or certificates evidencing shares of Seller Common, together with any other documentation that reasonably may be required by MB and/or its subsidiaries and affiliates and/or the Exchange Agent, the Purchase Consideration to which the Seller Stockholder shall be entitled under the provisions of Paragraph 3 of this Agreement with respect to such surrendered certificate or certificates.  Remittances of the Purchase Consideration by the Exchange Agent to the Seller Stockholders shall be made without interest and shall be by bank check.

(d)         Surrender of Certificates.  Prior to the Effective Date, MB and/or its subsidiaries and affiliates shall cause the Exchange Agent to mail to each Seller Stockholder a letter of transmittal, which among other matters shall specify how the surrender of Seller Common stock certificates in exchange for the Purchase Consideration shall be effected (the “Letter of Transmittal”).  There shall be no obligation to deliver the Purchase Consideration in respect of any shares of Seller Common until (and then only to the extent that) the holder thereof surrenders the holder’s certificate evidencing the shares of Seller Common for exchange as provided in this Paragraph 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement, secured by a surety bond issued by a well-recognized surety company reasonably satisfactory to MB, in an amount equal to one hundred fifty percent (150%) of the value of the shares evidenced by the missing certificate, as may be required in any such case by MB in their reasonable discretion (which discretion MB may delegate to the Exchange Agent).  If any payment of Purchase Consideration for shares of Seller Common is to be made in a name other than that in which the certificate for Seller Common surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or (ii) establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.  From and after the Effective Date, there shall be no transfers on the stock transfer books of Seller of any shares of Seller Common outstanding immediately prior to the Effective Date and any such shares of Seller Common presented to the Exchange Agent shall be cancelled in exchange for the aggregate Purchase Consideration payable with respect thereto as provided in Paragraph 3 hereof.

(e)          Special Procedures.  MB shall agree, pursuant to a written agreement with the Exchange Agent, to implement reasonable procedures so that each Seller Stockholder shall have the opportunity to surrender his or her certificates and Letter of Transmittal prior to the Effective Date and receive the Purchase Consideration in exchange therefor on the Effective Date, all in accordance with this Paragraph 4.  Without limiting the generality of the foregoing, upon the request of any Seller Stockholder made prior to the Closing, MB shall cause to be furnished to such Seller Stockholder prior to the Closing, the Letter of Transmittal and any other documents necessary to effect the surrender of such Seller Stockholder’s certificates in exchange for the Purchase Consideration represented thereby.

5.             Appraisal Rights with Respect to Bank Shares.

(a)          Ownership of Bank Shares.  The parties hereto acknowledge that several of the Seller Stockholders are also the owners, beneficially and/or of record, of Bank Shares.  Accordingly, in consideration of the promises and agreements of the parties contained in this Agreement and in the Bank Merger Agreement, and consistent with the intention of the parties hereto that the transactions contemplated by this Agreement and by the Bank Merger Agreement be consummated in the manner set forth in the documents evidencing said agreements, the Seller Stockholders who are also owners of Bank Shares, jointly and severally, hereby agree that (i) none of them shall take any action to dissent from the Bank Merger Agreement, the Bank Merger or any other transaction contemplated thereby or to make or convert any Bank Shares owned or controlled by any of them into “dissenting shares” under any statute, rule or regulation governing such dissenters or appraisal rights as they may apply to Seller Bank and/or the capital stock thereof; and (ii) each and every one of them shall take all actions necessary or appropriate to consummate the transactions contemplated by the Bank Merger Agreement, including, but not limited to, (y) voting their respective Bank Shares in favor of adopting and approving the Bank Merger Agreement and the transactions contemplated thereby (including the Bank Merger) at any meeting of the stockholders of Seller Bank that shall be called to vote upon such matters, and (z) agreeing to and executing any informal consent of said stockholders intended to have the same effect.

(b)         Breach.  Any breach by any Seller Stockholder of any of the terms or provisions of Paragraph 5(a) hereof shall be considered a material breach of this Agreement and the Bank Merger Agreement and shall, in addition to any and all other remedies that shall be available to MB and/or its subsidiaries and affiliates, or any of them, hereunder, entitle MB and/or its subsidiaries and affiliates, and any one of them, to immediate injunctive relief to remedy such breach, including, but not limited to, such order of a court having appropriate jurisdiction in regard thereto as shall have the effect of transferring to MB and/or its subsidiaries and affiliates (or their respective designees) the right to vote or otherwise control the voting of any and all shares of Seller Common or Bank Shares that any Seller Stockholder (or any successor, assign, heir, beneficiary, proxy, agent, employee, affiliate or other legal representative thereof) shall or may vote or attempt to vote in any manner that is contrary or opposed to the intentions of the parties expressed in this Agreement and/or the Bank Merger Agreement and/or any other documents or instruments relating to either, including, but not limited to, consummation of the Holding Company Acquisition or the Mergers and/or any other transaction contemplated by this Agreement, the Bank Merger Agreement or any such related document or instrument.

6.             Escheat.  Any portion of the Holding Company Exchange Fund that remains unclaimed by the Seller Stockholders ninety (90) days after the Effective Date shall be delivered to MB, upon demand of MB, and the Seller Stockholders shall thereafter look only to MB for payment of the Purchase Consideration with respect to their shares of Seller Common.  Notwithstanding anything in Paragraph 4 hereof or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Seller Common for any portion of the Purchase Consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

7.             Representations, Warranties and Covenants of MB.  MB hereby represents and warrants to, and covenants with, Seller and Seller Stockholders that:

(a)          Due Organization.  MB is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has all necessary corporate power to own, lease and operate its properties and assets and to carry on its business as now conducted.  MB is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification, except for failures to be so qualified or in good standing which would not have a material adverse effect on such party.

(b)         Requisite Authority.  Subject only to approval of the Holding Company Acquisition and the Mergers by the Applicable Governmental Authorities, MB has all requisite corporate power and authority to enter into this Agreement and all such documents and instruments as may be required to give effect thereto, and to consummate the transactions contemplated hereby.  The execution and delivery by MB of this Agreement and such other documents and instruments, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of MB.  This Agreement has been duly executed and delivered by MB, and such other documents and instruments will be duly executed and delivered by MB at or prior to the Closing.  This Agreement constitutes the valid and binding obligation of MB, and such other documents and instruments, when duly executed and delivered by MB, will constitute the valid and binding obligation of MB, in each case enforceable against MB in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(c)          Absence of Conflict.  Neither the execution and delivery by MB of this Agreement nor the execution and delivery by MB of any other documents or instruments as aforesaid, nor the consummation of the transactions contemplated hereby, nor compliance by MB with any of the provisions hereof or such other documents and instruments, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of MB; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which MB is a party, or by which MB or any of its properties or assets are bound, with respect to which a waiver of such breach, default or rights will not be obtained by MB at or prior to the Effective Date; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MB or any of its properties or assets.  No consent or approval of, or notice to or filing with, any local, state or federal governmental body or agency having jurisdiction over any aspect of the business or assets of MB, and no consent of, approval of or notice to or filing with any other person, including any corporation, partnership, limited liability company or other entity of any kind whatsoever (a “Person”) is required in connection with the execution and delivery by MB of this Agreement or the consummation by MB of the transactions contemplated hereby, except such approvals as may be required of the Applicable Governmental Authorities.

(d)         Government Approvals.  To the best knowledge of MB, no fact or condition exists which MB has reason to believe will prevent any party to this Agreement from obtaining any of the Regulatory Approvals.

(e)          Funds to Consummate Merger; Requisite Capital.  MB and MB Bank, together, have or will have as of the Effective Date the necessary capital required by the regulations of the Applicable Governmental Authorities in effect at the date hereof to consummate the transactions contemplated by this Agreement and sufficient funds and capital resources to carry out their obligations under this Agreement, and all other documents and instruments applicable to the Holding Company Acquisition and the Mergers.

(f)            Reasonable Best Efforts.  MB will undertake or, to the extent such action is not within the sole power of MB, use its best efforts to cause to be undertaken, each such action as may be necessary to effectuate the Holding Company Acquisition and the Mergers and to carry out the provisions of this Agreement and the Bank Merger Agreement and of all such other documents and instruments as may be contemplated hereby or thereby.

(g)         Absence of Claims.  There is no private or governmental suit, claim, action or proceeding pending or threatened, or which reasonably should be expected to be commenced, against MB, or against any of its directors or officers, that would impair the ability of MB to perform its obligations hereunder.

8.             Representations, Warranties and Covenants of Seller and the Seller Stockholders.  Seller and each of the Seller Stockholders, jointly and severally (unless otherwise specifically stated herein), hereby represent and warrant to, and covenant with, MB that:

(a)          Due Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all necessary corporate power to own, lease and operate its properties and assets and to carry on its business as now conducted.  Seller is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and with the Illinois Office of Banks and Real Estate (the “Commissioner”) as a bank holding company.  Seller is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by Seller requires such qualification, except for failures to be so qualified or in good standing which would not have a material adverse effect on Seller.  Seller is not qualified to do business in any jurisdiction other than Illinois.  On the date hereof, Seller has authorized, issued and outstanding capital stock as follows:

Class of Stock	Authorized	Issued	Outstanding	Treasury
Common	288,750	85,810	85,810	0
Preferred	0	0	0	0

All of the issued and outstanding shares of Seller Common are duly authorized, validly issued, fully paid and nonassessable, and owned by the Seller Stockholders as shown on Exhibit A attached hereto.  None of the issued and outstanding shares of Seller Common have been issued in violation of any preemptive rights.  Other than as set forth above and as set forth in a list (the

“Commitment List”) that has been previously delivered by Seller and the Seller Stockholders to MB, there are no (nor will there be on the Effective Date) shares of any class of capital stock or equity securities of Seller outstanding, and there are no (nor will there be on the Effective Date) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Seller.  Each of the Seller Stockholders represents and warrants, severally, that such Seller Stockholder owns beneficially and of record his, her or its shares of Seller Common, free and clear of all liens, claims, charges, security interests and other encumbrances.

(b)         Subsidiaries.  Except for Seller Bank and as otherwise set forth on a list previously delivered by Seller and the Seller Stockholders to MB (the “Subsidiary List”), Seller neither owns nor holds any interest, either directly or indirectly, in any subsidiaries.  Each of Seller Bank and the other direct and indirect subsidiaries of Seller identified on the Subsidiary List (collectively, Seller Bank and all other such direct and indirect subsidiaries of Seller are sometimes hereinafter referred to as “Affiliated Seller Entities”) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (ii) was properly established pursuant to the regulations and procedures of those federal and state regulators then having jurisdiction over the establishment of such entities, (iii) is in material compliance with all rules and regulations of the aforementioned federal and state regulators, and (iv) has all necessary corporate power to own its properties and assets and to carry on its business as now conducted.  Each of the Affiliated Seller Entities is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification, except for failures to be so qualified or in good standing which would not have a material adverse effect on Seller or any Affiliated Seller Entity.  Seller Bank is a national banking association in full compliance with all rules and regulations pertaining thereto and not subject to any regulatory orders, agreements or understandings that now or in the future may affect or in any way restrict or impair its activities, investments, or operations such that it would be unable to fully implement, enjoy or participate in the benefits of such status.  All of the issued and outstanding shares of capital stock of each of the Affiliated Seller Entities are duly authorized, validly issued, fully paid and nonassessable, and, together with all outstanding subscriptions, options, warrants, convertible securities, preemptive rights and other agreements, commitments and obligations relating to the issuance of additional shares of capital stock, are, except as set forth below in this Paragraph 8(b) with respect to Seller Bank, owned, directly or indirectly, by Seller, free and clear of all liens, claims, charges, security interests and other encumbrances; and there are no other equity securities or other ownership interests of any of the Affiliated Seller Entities outstanding, and there are no other outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any of the Affiliated Seller Entities.  On the date hereof, Seller Bank has authorized, issued and outstanding capital stock as follows:

Class of Stock	Authorized	Issued	Outstanding	Treasury
Common	200,000	189,392	189,392	0
Preferred	0	0	0	0

Of the 189,392 Bank Shares currently issued and outstanding, Seller owns, beneficially and of record, 162,857 Bank Shares, free and clear of all liens, claims, charges, security interests and other encumbrances.

(c)          Requisite Authority.  Subject only to approval of the Holding Company Acquisition and the Mergers by the Applicable Governmental Authorities, Seller and the Seller Stockholders have all requisite power and authority to enter into this Agreement, and, to the extent any of the Seller Stockholders is also the owner or holder of any Bank Shares (as such term is hereinafter defined), the Bank Merger Agreement, and to consummate or cause the consummation of the Holding Company Acquisition and the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement.  The execution and delivery by Seller and the Seller Stockholders of this Agreement and such other documents and instruments as may be required to give effect thereto (including, but not limited to, the Bank Merger Agreement), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller and the Seller Stockholders.  This Agreement, and, to the extent applicable to any of the Seller Stockholders, the Bank Merger Agreement, have been duly executed and delivered by Seller and the Seller Stockholders, as the case may be, and such other documents and instruments, as aforesaid, will be duly executed and delivered by Seller and/or the Seller Stockholders, as necessary, at or prior to the Closing.  This Agreement, and, to the extent applicable, the Bank Merger Agreement, constitute the valid and binding obligation of Seller and the Seller Stockholders, and such other documents and instruments, as aforesaid, when duly executed and delivered by Seller and/or the Seller Stockholders, as necessary, will also constitute the valid and binding obligation of such party or parties, in each case enforceable against Seller and/or the Seller Stockholders in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(d)         Absence of Conflict.  Neither the execution and delivery by Seller and the Seller Stockholders of this Agreement, nor the execution and delivery by Seller and/or the Seller Stockholders, as necessary, of the Bank Merger Agreement and such other documents and instruments as may be necessary or required to give effect to the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller and/or the Seller Stockholders with any of the provisions of this Agreement, the Bank Merger Agreement or such other documents and instruments, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter or By-Laws of Seller or any Affiliated Seller Entity; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Seller, any

Affiliated Seller Entity or any Seller Stockholder is a party, or by which Seller, any Affiliated Seller Entity, any Seller Stockholder or any of their respective properties or assets are bound, with respect to which a waiver of such breach, default or rights will not be obtained by Seller, such Affiliated Seller Entity or such Seller Stockholder (as the case may be) at or prior to the Effective Date, or (iii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any Affiliated Seller Entity, any Seller Stockholder or any of their respective properties or assets.  No consent or approval of, notice to or filing with any local, state or federal governmental body or agency having jurisdiction over any aspect of the business or assets of Seller, any Affiliated Seller Entity or any Seller Stockholder, and no consent of, approval of or notice to or filing with any Person is required in connection with the execution and delivery by Seller, any Affiliated Seller Entity, or any Seller Stockholder of this Agreement, the Bank Merger Agreement or any other document or instrument contemplated hereby or thereby, or the consummation by Seller or any Seller Stockholder of the transactions contemplated hereby or thereby, except such approvals as may be required of the Applicable Governmental Authorities.

(e)          Financial Statements.  Seller has delivered to MB audited consolidated balance sheets of Seller at December 31, 1997, 1998, 1999 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 1997 through 2000.  The aforesaid financial statements have been examined by Kupferberg, Goldberg & Neimark, LLC, Seller’s independent certified public accountants for such fiscal years, and in each case, the report of the independent certified public accountants with respect to the financial statements examined by them are included with such financial statements.  Seller has also delivered to MB the unaudited consolidated balance sheets of Seller and the Affiliated Seller Entities at September 30, 2001, and the related consolidated statements of income, stockholders equity and cash flows for the period then ended, as well as any and all statements of condition filed by any of the Affiliated Seller Entities with the Federal Reserve and/or the Federal Deposit Insurance Corporation (“FDIC”) for such periods.  All such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), or applicable regulatory principles, applied on a consistent basis (except for changes, if any, required by GAAP or such regulatory principles, as the case may be, and disclosed therein), and the statements of income present fairly in all material respects the results of operations for the respective periods covered and the statements of condition present fairly in all material respects the consolidated financial condition of Seller and the Affiliated Seller Entities as of their respective dates, except for the aforementioned interim financial statements, which are subject to normal year end adjustments.  At the dates of such consolidated balance sheets, there were no material liabilities or overstatements of assets of Seller or the Affiliated Seller Entities (actual, contingent or accrued) which, in accordance with GAAP, applied on a consistent basis, should have been shown or reflected in such statements of condition or the notes thereto, but which are not so shown or reflected.  There are no reconciling items greater than $10,000, except for items listed on the reconciliation previously provided to MB in connection with this Agreement and/or the Bank Merger Agreement.  There are no items on the aforesaid reconciliation that will result in a loss (on a cumulative basis) to Seller and the Affiliated Seller Entities in an amount greater than $10,000 in the aggregate.  All balance sheet accounts have been reconciled as of December 31, 2000 and as of September 30, 2001.

(f)            Taxes.

(i)             Filing of Tax Returns; Payments; Liens.  Except as set forth in a list previously provided by Seller and the Seller Stockholders to MB (the “Tax List”), Seller and the Affiliated Seller Entities, including any predecessors or successors thereto (collectively, the “Group”), alone or as members of any other Affiliated Group (as that term is defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), have (i) duly and timely filed and will timely file (taking into account any extensions received from a relevant governmental body) where required pursuant to the laws, regulations or administrative requirements of each governmental body, all tax returns required to be filed for all periods up to and including the Effective Date that are, were or shall be required to be filed by or with respect to it, with respect to any taxes, and (ii) paid or made specific provision for the payment of all taxes, whether or not disputed, that have or may become due, including, without limitation, taxes shown as due on such tax returns that are attributable, directly or indirectly, by law or by contract, to (x) the operation of its business, valuation studies or other documentation prepared by any member of the Group or by third parties in connection with taxes, the acquisition of any member of the Group or any investment of the Group, or (y) any assessment or notice, either formal or informal, received by any member of the Group, including as members of predecessor Affiliated Groups, for any period up to and including the Effective Date, or (z) the transactions contemplated by this Agreement and/or the Bank Merger Agreement.  All tax returns filed or to be filed by any member of the Group, including as members of predecessor Affiliated Groups, were when filed and continue to be, or will be when filed, true, correct and complete in all material respects.  There are no liens with respect to taxes (other than taxes the payment of which is not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) upon any of the properties or assets, real or personal, tangible or intangible, of any member of the Group.  Any accruals made and to be made for taxes on or prior to the Effective Date are and will be sufficient for the payment of all unpaid taxes payable by any member of the Group attributable to all periods up to and including the Effective Date.  All accruals in the other-assets, deferred tax account accurately provide deferred tax debits and credits which, based upon current applicable income tax law and reasonable interpretations thereof, will be realized on MB’s (or its affiliates’) income tax returns subsequent to the Effective Date.  No issues have been raised by any governmental body in connection with any audit of any federal, state, local or foreign tax returns, except as disclosed on the Tax List.  All tax deficiencies proposed (plus interest and penalties assessed thereon, if any) as a result of any such audits, have been paid, reserved against, settled, or, as described on the Tax List, are being contested in good faith by appropriate proceedings.  The Tax List describes all adjustments to the tax returns filed by the Group or any predecessor Affiliated Group, for all open taxable years, and the resulting deficiencies proposed by any governmental body.  Except as set forth on the Tax List, no member of the Group has given or been given a waiver or extension (or is or would be subject to a waiver or extension given to or by any other entity) of any statute of limitations relating to the payment of taxes of any member of the Group, including any predecessor Affiliate Group, for which MB, or any of its affiliates or any member of the Group may be or become liable.  There is no ongoing proceeding by any governmental body for the assessment or collection of any taxes.  To the best knowledge of Seller and each of the Seller Stockholders, there exists no proposed assessment against any member of the Group or notice, either formal or informal, of any tax deficiency or any examination of any tax returns filed by any member of the Group or any notice that any member of the Group has not filed any tax returns required to be filed by any member of the Group, except as disclosed in the consolidated statements of condition of Seller and the Affiliated Seller Entities or on the Tax List.

(ii)          Delivery of Tax Returns.  For the prior review of MB, Seller and/or the Seller Stockholders shall deliver or cause to be delivered to MB, at least ten (10) days prior to the filing thereof, a copy of each income tax return to be filed on or before the Effective Date by Seller and/or any Affiliated Seller Entity.

(iii)       Payment of Taxes.  Seller and each of the Affiliated Seller Entities shall punctually pay and discharge all taxes lawfully imposed upon it or any of its property, or upon the income and profits thereof; provided, however, that nothing herein contained shall prohibit any such Person from contesting in good faith and by appropriate proceedings the validity or amount of any taxes as long as there shall have been established on the appropriate books a reserve therefor that is deemed reasonably adequate by the Board of Directors of the contesting party and by MB.

(iv)      Compromise of Claims.  Neither Seller nor any Affiliated Seller Entity shall compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, unless such action is deemed to be reasonable and appropriate by the Board of Directors of the contesting party and by MB.

(v)         Parachute Payments.  Neither Seller nor any Affiliated Seller Entity has made, nor is obligated to make, any payments or is a party to any agreement that could obligate Seller, any Affiliated Seller Entity, or MB or any of its affiliates to make any payment that would constitute a “parachute payment” under Section 280G of the Code.

(g)         Material Contracts.  All material executory contracts, indentures, commitments and other agreements in excess of $25,000 (or with payments which, when aggregated over the course of a twelve (12) month period, exceed $25,000) and which are not cancelable on ninety (90) days notice or less without penalty, not including documents evidencing, governing or related to loans by Seller Bank or with respect to deposits held by Seller Bank, to which Seller and/or any Affiliated Seller Entity is a party or to which Seller and/or any Affiliated Seller Entity or any of their respective properties are subject (collectively, the “Material Contracts”, and each a “Material Contract”) were entered into, and are, in the ordinary course of business, and appear on a list that has been previously furnished to MB by Seller and/or the Seller Stockholders (the “Contract List”).  True copies of the agreements appearing on the Contract List, including all amendments and supplements thereto, have previously been, or, as of the date of execution hereof, will be, delivered to MB by Seller and/or the Seller Stockholders.  Except as disclosed on the Contract List, and except as set forth on the Litigation List (as hereinafter defined), all of the Material Contracts are valid and binding on Seller or the Affiliated Seller Entities, as the case may be, and Seller and the Affiliated Seller Entities have each duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by Seller or any Affiliated Seller Entity or, to the knowledge of Seller or any of the Seller Stockholders, any other party thereto, has occurred which will impair the ability of Seller or any Affiliated Seller Entity to enforce any material rights thereunder.  If at any time subsequent to the execution of this Agreement, MB shall request Seller or any of the Affiliated Seller Entities to give notice of termination of any Material Contract to the counterparty or counterparties to such Material Contract, which termination shall (i) be effective no sooner than the Effective Date, and (ii) not violate or be in breach of the terms of such Material Contract, then the party of whom such request has been made shall immediately take whatever steps or actions shall be necessary to give effect to such request.

(h)         Real and Personal Property.  Seller and the Affiliated Seller Entities, as the case may be, have good title to all of the assets that do not constitute real property (other than those non-real property assets disposed of in the ordinary course of business of Seller or the Affiliated Seller Entities since December 31, 2000) reflected as owned by any of them in the December 31, 2000 consolidated financial statements of Seller and the Affiliated Seller Entities, free and clear of any and all material liens or other material encumbrances, except for: (i) statutory liens for taxes not yet due; (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of such assets of Seller and/or the Affiliated Seller Entities.  Seller and the Affiliated Seller Entities, as the case may be, have fee simple title to all of the respective real properties reflected as owned by any of them in the December 31, 2000 consolidated financial statements of Seller and the Affiliated Seller Entities, free and clear of any and all material liens or other material encumbrances, except for any minor imperfections of title and any exceptions (the “Permitted Exceptions”) set forth on the Real Estate List, and except for those assets disposed of in the ordinary course of business of Seller or the Affiliated Seller Entities since that date.  Seller and/or the Seller Stockholders have previously furnished to MB a list (the “Real Estate List”) that sets forth (w) all real property owned or leased by Seller or any of the Affiliated Seller Entities, together with the addresses thereof, (x) each lease, sublease, installment purchase or similar arrangement (a “Lease”) for the use or occupancy of real property to which Seller or any of the Affiliated Seller Entities is a party, (y) to the best knowledge of the Seller and the Seller Stockholders, all PCB Equipment (as hereinafter defined in this Agreement) of Seller or any of the Affiliated Seller Entities, whether leaking or not, indicating which, if any, is now or ever has been leaking, and all asbestos, whether in friable condition or not, that is included within the assets of Seller or any of the Affiliated Seller Entities, and (z) to the best knowledge of the Seller and the Seller Stockholders, all remodeling changes to the business premises or facilities of Seller or any Affiliated Seller Entities, including, without limitation, automatic teller machines (collectively, the “Seller Facilities”) undertaken after December 31, 1995.  Seller and/or the Seller Stockholders have furnished to MB a copy of each Lease, including all amendments thereto.  To the best knowledge of Seller and the Seller Stockholders, each Lease is valid and enforceable in all material respects by Seller or the affected Affiliated Seller Entity in accordance with its terms, except as limited by (1) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally, and

(2) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  As of the date hereof, to the best knowledge of the Seller and each of the Seller Stockholders, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by Seller and the Affiliated Seller Entities, taken as a whole (that is, aggregating all of the types of property referred to above, whether owned, operated or leased, and regardless of by whom owned, operated or leased), are in substantially good condition and working order, except for depreciation and ordinary wear and tear.  The real properties, structures and buildings owned, operated or leased by Seller and/or the Affiliated Seller Entities are, to the best knowledge of Seller and the Seller Stockholders, free from all material structural defects.

(i)             Material Adverse Change.  Since December 31, 2000, there has been no material adverse change in the business, financial condition, properties or other assets or capitalization of Seller or any of the Affiliated Seller Entities.

(j)             Catastrophic Loss.  There has been no physical loss, damage or destruction affecting any of the tangible properties of Seller or any of the Affiliated Seller Entities since December 31, 2000 that has resulted in a material adverse change to Seller or any of the Affiliated Seller Entities.

(k)          Investigations and Litigation.  To the best knowledge of the Seller and the Seller Stockholders, there is no investigation by any federal, state or local governmental agency, or any action, suit, proceeding or claim pending or threatened, or which the Seller or any of the Seller Stockholders reasonably should expect to be threatened, against or adversely affecting Seller or any of the Affiliated Seller Entities (including, without limitation, any investigation, action, or proceeding with respect to taxes), or the assets or business of Seller or any of the Affiliated Seller Entities, which would, if adversely determined, have a material adverse effect on Seller or any of the Affiliated Seller Entities or that may involve a payment by Seller or any of the Affiliated Seller Entities of more than $25,000 in excess of applicable insurance coverage or result in significant harm to the reputation of MB or any of its subsidiaries or affiliates, except as set forth on a list (the “Litigation List”) that has been previously furnished by Seller and/or the Seller Stockholders to MB.  Except as set forth on the Litigation List, (i) neither Seller nor any Affiliated Seller Entity, nor any director, officer, employee or agent of Seller or any Affiliated Seller Entity in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to the best knowledge or any of the Seller of the Seller Stockholders, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Seller or any Affiliated Seller Entity, or any director, officer, employee or agent of Seller or any Affiliated Seller Entity, in their respective capacities as directors, officers, employees or agents, or involving any property or assets of Seller or any Affiliated Seller Entity, and (ii) there is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting Seller or any Affiliated Seller Entity, or the assets or business of Seller or any Affiliated Seller Entity, which in the case of either (i) or (ii) could reasonably be expected to have a material adverse effect on Seller or any Affiliated Seller Entity that challenges the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(l)             Accuracy of Minute Books.  The minute books of Seller and each Affiliated Seller Entity accurately reflect all material actions taken to this date by the respective incorporators, stockholders, Boards of Directors and committees of such entities and contain true and complete copies of their respective Articles of Incorporation or charters and By-Laws, and all amendments thereto.

(m)       Sufficiency of Records.  Seller and each of the Affiliated Seller Entities has records which reflect, in all material respects, its transactions sufficient to ensure that such transactions are recorded in conformity with GAAP or regulatory accounting principles, as the case may be.

(n)         Insurance.  Seller and each of the Affiliated Seller Entities has in effect insurance coverage with reputable insurers, which, with respect to amounts, types and risks insured, is reasonably adequate for the businesses in which Seller and the Affiliated Seller Entities are engaged.  A schedule of all insurance policies in effect as to Seller and each of the Affiliated Seller Entities is set forth on a list (the “Insurance List”) previously provided by Seller and/or the Seller Stockholders to MB.  Each material policy of casualty, product or other liability, worker’s compensation or other similar forms of insurance owned or held by Seller or any of the  Affiliated Seller Entities is in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies), and no notice of cancellation or termination has been received by Seller or any of the Affiliated Seller Entities with respect to any such policy.  To the best knowledge of Seller and each of the Seller Stockholders, such policies are in full force in accordance with their terms, and will not be materially adversely affected, or terminate or lapse, solely by reason of the transactions contemplated by this Agreement or by the Bank Merger Agreement.  The insurance policies to which Seller and the Affiliated Seller Entities are parties are sufficient for compliance with all material requirements of law and of all material agreements to which Seller and the Affiliated Seller Entities are parties and provide adequate insurance coverage for the assets and operations of Seller and the Affiliated Seller Entities.  Except as set forth on the Insurance List, neither Seller nor any of the Affiliated Seller Entities has been refused any insurance with respect to any material assets or operations during the two (2) year period immediately prior to the date hereof.  The representations and warranties set forth in this Paragraph 8(n) do not apply to policies of insurance that name Seller or any of the Affiliated Seller Entities as loss payee or co-insured and which relate solely to collateral under any loan.

(o)         Licenses.  Seller and each of the Affiliated Seller Entities holds all necessary registrations, licenses, permits and franchises that are material to the operation of their respective businesses.

(p)         Compliance with Law and Regulatory Requirements.

(i)             Except as disclosed on a list of such matters (the “Law and Regulation List”) previously provided by Seller and/or the Seller Stockholders to MB, and except for such violations or non-compliance as will not have a material adverse effect on Seller or any of the Affiliated Seller Entities, Seller and each of the Affiliated Seller Entities has conducted its respective business in material compliance with all applicable federal, state and local laws, regulations and orders and is in material compliance with all written agreements with, and written commitments to, Applicable Governmental Authorities, including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust and other laws, regulations and orders, and all forms, procedures and practices used by Seller and all Affiliated Seller Entities are in material compliance with such laws, regulations and orders.

(ii)          Neither Seller nor any of the Affiliated Seller Entities is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or since January 1, 1998, has adopted any board resolutions at the request of, any Applicable Government Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Laws and Regulation List, is hereinafter referred to as a “Regulatory Agreement”), nor has Seller or any of the Affiliated Seller Entities been advised, since January 1, 1998, by any Applicable Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(iii)       Except for normal examinations conducted by an Applicable Governmental Authority in the ordinary course of the business of Seller and/or the Affiliated Seller Entities, no Applicable Governmental Authority has initiated any proceeding or investigation into the business or operations of Seller or any of the Affiliated Seller Entities since January 1, 1998.  All material violations, criticisms and exceptions by any Applicable Governmental Authority with respect to any report or statement relating to any examinations of Seller or any of Affiliated Seller Entities have been resolved to the reasonable satisfaction of such Applicable Governmental Authority.

(iv)      Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(v)         Subject to any actions that Seller or any Affiliated Seller Entity is required to take in connection with this Agreement and/or the Bank Merger Agreement and the transactions contemplated hereby and thereby, Seller and all Affiliated Seller Entities meet or exceed all core capital, tangible capital, risk-based capital or other minimum capital requirements, directives or guidelines applicable to them as established by their respective bank regulators or any other Applicable Governmental Authority.

(q)         Accuracy of Stockholder Communications.  Seller and Seller Stockholders have previously made available to MB true and complete copies of all proxy statements and annual reports relating to all meetings of stockholders (whether special or annual) of Seller, Seller Bank and each of the other Affiliated Seller Entities for or during the fiscal years 1997, 1998, 1999, 2000 and 2001 thereof.  As of their respective dates, all of the said proxy statements and annual reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(r)            Investment Banker/Finder Fee.  Neither Seller, nor any of the Seller Stockholders, nor any of the Affiliated Seller Entities has incurred or paid or will incur or pay any fee or remuneration to any finder, broker or investment banker with respect to the transactions contemplated by this Agreement or the Bank Merger Agreement.

(s)          Dividends.  Other than as permitted under the terms and provisions of this Agreement, there has been no dividend or other distribution of assets made by Seller to the Seller  Stockholders, whether consisting of money, other personal property, real property or other things of value, declared, issued or paid subsequent to July 1, 2001, on which date a dividend of less than $426,132 was paid by Seller to the Seller Stockholders.  To the best knowledge of Seller and each of the Seller Stockholders, all dividends or other distributions of assets to the Seller Stockholders by Seller, to Seller by any Affiliated Seller Entity or to any Affiliated Seller Entity by any other Affiliated Seller Entity, have been declared, issued and paid in compliance with all applicable laws and all applicable rules and regulations of all Applicable Governmental Authorities.

(t)            Employee Benefits.

(i)             Identification of Plans.  Seller and/or the Seller Stockholders have previously  furnished to MB a list (the “Employee Benefit Plan List”) that identifies (by name and adoption date, among other things) each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation (including any payment or benefit resulting from a change in control), vacation, disability, profit sharing, retirement or other employment or employee benefit plan, practice, policy, arrangement or agreement of every and any kind, oral or written, covering directors, officers, employees or former employees of Seller and/or the Affiliated Seller Entities, and/or the affiliates and beneficiaries of each of them, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that Seller or any Affiliated Seller Entity or any affiliate of any of them maintains, to which Seller or any Affiliated Seller Entity or any of their affiliates contributes, or under which any present or former director, officer or employee of Seller or any Affiliated Seller Entity or any of their affiliates is covered or has benefit rights (“Benefit Plans”).  The Employee Benefit Plan List also sets forth all change in control provisions in the Benefit Plans that would cause an increase or acceleration of benefits or benefit entitlements (a “Change in Control Benefit”) to present or former directors, officers or employees of Seller or any Affiliated Seller Entity or any of their affiliates or the respective beneficiaries of any of them, and all other events that would cause an increase in liability with respect thereto as a result of the transactions contemplated by this Agreement and with respect to which Seller or any of the Affiliated Seller Entities or any of their affiliates has liability.  The term “Benefit Plans” does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.  Without limitation of the foregoing, except as separately set forth on the Employee Benefit Plan List, (x) no Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA, (y) no Benefit Plan is a defined benefit plan as defined in Section 3(35) of ERISA (regardless of the applicability of said Section to any such plan), and (z) at no time has Seller or any of the Affiliated Seller Entities or any of their affiliates maintained, sponsored or had an obligation to contribute to any such multi-employer plan or defined benefit plan.  For the purposes of this Paragraph 8(t)(i), the terms “Seller” and “Affiliated Seller Entities” shall also be deemed to include the predecessors thereof.

(ii)          Payment of Contributions.  All accrued contributions and other payments to be made by Seller or any of the Affiliated Seller Entities or any of their affiliates to any Benefit Plan through December 31, 2000 have been made or reserves adequate for such purposes have been set aside therefor and reflected in the financial statements of Seller and the Affiliated Seller Entities for the period ended December 31, 2000.  Neither Seller nor any of the Affiliated Seller Entities nor any of their affiliates is in default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, excepting such defaults as would not have a material adverse effect on Seller or any of the Affiliated Seller Entities or any of their affiliates.  Except as set forth on the Employee Benefit Plan List, neither Seller nor any of the Affiliated Seller Entities nor any of their affiliates has in place or is a party to any Benefit Plan that is a defined benefit plan (as defined under ERISA) or that has among its provisions any post-retirement obligations to any plan participants.  There are no material outstanding liabilities of any  of the aforesaid Benefit Plans other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan.

(iii)       Pending Litigation.  There is no pending litigation or, to the best knowledge of the Seller and each of the Seller Stockholders, threatened litigation or pending claim by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller or any of the Affiliated Seller Entities or any of their affiliates that alleges violations of applicable state or federal law that would have a material adverse effect on Seller or any of the Affiliated Seller Entities or any of their affiliates .

(iv)      Fiduciary Compliance.  Seller and the Affiliated Seller Entities and, to the best knowledge of Seller and each of the Seller Stockholders, all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan are and have since the inception of each such Benefit Plan been in compliance in all material respects with, and each such Benefit Plan is and has been operated in all material respects in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA, the Code or any other Applicable Law.  To the best knowledge of Seller and each of the Seller Stockholders, no Benefit Plan has engaged in or been a party to a non-exempt “prohibited transaction” (as defined in Section 406 of  ERISA or Section 4975(c) of the Code).  All Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

(v)         ERISA Compliance.  To the best knowledge of Seller and each of the Seller Stockholders, no Benefit Plan is subject to the provisions of Part 3 of Title I of ERISA, Section 412 of the Code or the provisions of Title IV of ERISA.  To the best knowledge of Seller and each of the Seller Stockholders, neither Seller nor any Affiliated Seller Entity nor any of their affiliates has incurred any material liability under Title IV of ERISA in connection with any Benefit Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any ERISA Affiliate (as such term is hereinafter defined) of Seller or any Affiliated Seller Entity.  The term “ERISA Affiliate” shall mean any entity that is or was a member of the same controlled group (within the meaning of Section 414(b) of the Code) as Seller or any of the Affiliated Seller Entities or is or was under common control (within the meaning of Section 414(c) of the Code) with Seller or any of the Affiliated Seller Entities.

(vi)      Change in Control Benefits.  The Employee Benefit Plan List also lists: (w) each officer and director of Seller or any of the Affiliated Seller Entities who is eligible to receive a Change in Control Benefit, (x) the amount of each such Change in Control Benefit and the calculation thereof, together with the estimated compensation for each such person for calendar year 2001, based on compensation received to the date of this Agreement, (y) each such individual’s rate of compensation in effect as of the date of this Agreement, and (z) such individual’s compensation from Seller and/or any of the Affiliated Seller Entities for each of the calendar years 1996 through 2000, as reported by Seller and/or any of the Affiliated Seller Entities on Form W-2 or Form 1099.  Neither Seller nor any Affiliated Seller Entity has made any payments or provided any compensation or benefits nor is a party to any agreement or any Benefit Plan that could obligate it or any successor thereto to make any payments or provide any compensation or benefits the deductibility of which is limited by Section 280G of the Code.

(u)         Labor Contracts.  Neither Seller nor any Affiliated Seller Entity is a party to or has in effect any organized labor contract or collective bargaining agreement.

(v)         Real Estate Owned.  The term “Properties”, as used in Paragraphs 8(v)(i)-(iii) hereof, inclusive, shall include all of the following: (y) all real property owned and/or operated by Seller and/or any of the Affiliated Seller Entities, and (z) all Real Estate Owned (as such term is commonly understood in regard to bank regulatory and accounting matters) by Seller and/or any of the Affiliated Seller Entities as of the date hereof:

(i)             Environmental Permits.  To the best knowledge of Seller and each of the Seller Stockholders, Seller and each of the Affiliated Seller Entities has obtained all material permits, licenses and other authorizations that are required with respect to the operation of their respective businesses and all Properties under any “Environmental Laws” (as hereinafter defined) (such material permits, licenses and authorizations being hereinafter referred to as “Environmental Permits”), including all federal, state and local laws relating to pollution or protection of the environment, such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial waste, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder being herein referred to as “Environmental Laws”).  Seller and/or the Seller Stockholders have previously delivered to MB a list (the “Environmental List”) that sets forth all Environmental Permits (if any) that have been obtained by Seller and/or any of the Affiliated Seller Entities.  Except as identified on the Environmental List, Seller and each of the Affiliated Seller Entities is in material compliance with all terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.  The Environmental List contains a complete list of all written notices actually known to Seller and each of the Seller Stockholders that were received by any previous owner or operator of any Properties or any business currently owned or operated by Seller and/or any of the Affiliated Seller Entities within the five (5) year period immediately preceding the date hereof alleging noncompliance with any Environmental Law, and Seller and/or the Seller Stockholders have provided MB with complete copies of all such notices.

(ii)          Environmental Claims.  There is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to the best knowledge of Seller and/or the Seller Stockholders, threatened against Seller or any of the Affiliated Seller Entities with regard to any Properties, under or relating in any way to the Environmental Laws, except as identified on the Environmental List.

(iii)       Environmental Compliance.  Except as set forth on the Environmental List, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined in the Environmental Laws) or petroleum or petroleum-based substances (as those terms are defined in the Federal Storage Tank Regulations, 40 C.F.R.  Part 280) that would give rise to material liability under any Environmental Laws has occurred or is currently occurring, in connection with the ownership or operation of any Properties by Seller or any of the Affiliated Seller Entities, and to the best knowledge of Seller and each of the Seller Stockholders, there is no spill, deposit or discharge of any such hazardous substance or petroleum or petroleum-based substance, at, on, into, under or having originated from any of the Properties.  To the best knowledge of Seller and each of the Seller Stockholders, except as set forth on the Environmental List, none of the Properties or any other assets of Seller or any of the Affiliated Seller Entities include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls (the “PCB Equipment”) that is now or ever has been leaking, any asbestos that is in friable condition, or any underground storage tank.

(w)       Seller Facilities.  There are no material investigations, proceedings or complaints, formal or informal, pending or overtly threatened against Seller or any of the Affiliated Seller Entities in connection with any facilities currently or formerly operated by Seller or any of the Affiliated Seller Entities under the federal Americans With Disabilities Act or any other local, state or federal law concerning accessibility for individuals with disabilities.

(x)           Loans.  Except as specifically set forth on a list (the “Loan List”) previously delivered to MB by Seller and/or the Seller Stockholders, as of the date of this Agreement (i) neither Seller nor any Affiliated Seller Entity is a party to any written or oral loan agreement, note or borrowing arrangement under the terms of which the obligor is more than thirty (30) days delinquent in payment of principal or interest or in default of any other provision as of the dates shown thereon other than loans the unpaid balance of which do not exceed $10,000 per obligor; (ii) neither Seller nor any Affiliated Seller Entity is a party to any written or oral loan agreement, note or borrowing arrangement that has been classified as “substandard, “ “doubtful, “ “loss, “ “other loans especially mentioned” or any comparable classifications by Seller or any Affiliated Seller Entity or any Applicable Governmental Authority; (iii) neither Seller nor any Affiliated Seller Entity is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Seller or any Affiliated Seller Entity, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (iv) neither Seller nor any Affiliated Seller Entity is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any Applicable Governmental Authority, which violation could have a material adverse effect on Seller or any Affiliated Seller Entity.  All loans of Seller and the Affiliated Seller Entities are legal and enforceable against Seller or the Affiliated Seller Entities, respectively, in accordance with the terms thereof, and are valid and binding obligations of the persons obligated in regard thereto, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally or by the exercise of judicial discretion.

(y)         Investment Securities.

(i)             The list of investment securities (the “Investment Securities List”) previously supplied by Seller and/or the Seller Stockholders to MB contains a complete and accurate list of (y) the book and estimated market values, as of the last day of the month preceding the month in which this Agreement has been executed, of all investment securities owned or held by Seller and/or the Affiliated Seller Entities, whether such investment securities are classified as “held to maturity” or “available for sale” or held in any trading account by Seller or the Affiliated Seller Entities, and (z) an investment securities report as of such date that includes security descriptions, par amount, book values, coupon rates and CUSIP numbers with respect thereto.

(ii)          Except as set forth on the Investment Securities List and except for pledges to secure public and trust deposits, none of the investments reflected in the consolidated financial statements of Seller and the Affiliated Seller Entities as of December 31, 2000 under the heading “Investment Securities,” and none of the investments made by Seller since December 31, 2000, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller or any of the Affiliated Seller Entities to freely dispose of any of such investments at any time.  With respect to all repurchase agreements to which Seller or any of the Affiliated Seller Entities is a party, Seller or such Affiliated Seller Entity, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and to the best knowledge of Seller and each of the Seller Stockholders, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.  Except as set forth on the Investment Securities List, neither Seller nor any Affiliated Seller Entity has sold nor otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Seller or such Affiliated Seller Entity to repurchase or otherwise reacquire any such assets.

(iii)       All United States Treasury securities, obligations of other United States government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” or “available for sale” or held in any trading account by Seller or any Affiliated Seller Entity, as reflected in the financial statements referred to in Paragraph 8(e) of this Agreement, were classified and accounted for in accordance with FASB 115 and the intentions of management.

(iv)      All investment securities owned and so categorized by Seller or any Affiliated Seller Entity constitute lawful and permissible investments and, to the best knowledge of Seller and each of the Seller Stockholders, are enforceable in all material respects in accordance with the terms thereof, except as such enforceability may be limited by (y) bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally, and (z) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(z)           Intellectual Property.  Except as set forth on the list previously delivered by Seller and/or the Seller Stockholders to MB (the “Intellectual Property Rights List”), Seller and each of the Affiliated Seller Entities has the right to use all material intellectual property currently being used in its respective operations and business.

(aa)       Governmental Reports.  Since January 1, 1996, Seller and each of the Affiliated Seller Entities has filed all reports, registrations and statements, together with amendments required to be made with respect thereto, that were required to be filed with all Applicable Governmental Authorities.  All such reports, registrations and statements are collectively referred to hereinafter as the “Seller Reports.”  As of their respective dates, such Seller Reports complied in all material respects with all statutes, rules and regulations enforced or promulgated by the Applicable Governmental Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided that information as of a later date shall be deemed to have superseded information as of an earlier date.

(bb)      Reserve for Possible Loan and Lease Losses.  To the best knowledge of Seller and each of the Seller Stockholders, with due inquiry, the reserve for possible loan and lease losses shown on the consolidated balance sheet of Seller and the Affiliated Seller Entities as of December 31, 2000, and as of the date hereof (copies of which balance sheets have been previously provided by Seller and/or the Seller Stockholders to MB in connection herewith), is adequate in all material respects based on past loan loss experience and potential loss experiences of Seller and the Affiliated Seller Entities to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such statement, and the loan portfolios of Seller and each of the Affiliated Seller Entities at such dates in excess of such reserves are all collectible in accordance with their terms.

(cc)       Derivatives.  Neither Seller nor any of the Affiliated Seller Entities owns any securities commonly known as derivatives except as set forth on the list of derivative securities previously delivered by Seller and/or the Seller Stockholders to MB (the “Derivatives List”).  Neither Seller nor any of the Affiliated Seller Entities maintains for its own account or for the account of any of its customers any account in which derivative securities are held or in which margin is maintained, except as set forth on the Derivatives List.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Seller or any Affiliated Seller Entity, or for the account of any customer of Seller or any Affiliated Seller Entity, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Applicable Governmental Authority with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Seller or one of the Affiliated Seller Entities, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect.  Seller and each of the Affiliated Seller Entities has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations have accrued; and, to the best knowledge of Seller and the Seller Stockholders, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(dd)      Trust and Fiduciary Accounts.  Neither Seller nor any of the Affiliated Seller Entities acts in a trust capacity, or accepts or maintains any trust or fiduciary accounts, nor have Seller or any of the Affiliated Seller Entities accepted appointment as trustee or other fiduciary with respect to any person or other beneficiary, except with respect to (i) active statutorily approved depository accounts established as Individual Retirement Accounts, Keough Plans or other retirement accounts, (ii) normal escrow accounts established in connection with loans (including with respect to real estate taxes, insurance premiums and like matters), and (iii) as set forth on a list (the “Fiduciary List”) that has previously been supplied to MB by Seller and/or the Seller Stockholders.

(ee)       Affiliate Transactions.  Except as set forth on a list previously supplied by Seller and/or the Seller Stockholders to MB (the “Affiliate Transaction List”), there are no material contracts or other transactions between Seller or any of the Affiliated Seller Entities, on the one hand, and any (i) officer or director of Seller or any of the Affiliated Seller Entities, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Seller, or (iii) affiliate (as such term is defined in Regulation l2b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such officer, director or beneficial owner, on the other hand.  Without in any way limiting the generality of the foregoing, Seller and the Seller Stockholders hereby acknowledge that they have caused to be entered on the Affiliate Transaction List, among other things, a listing of all deposit accounts and loan accounts of each of the Seller Stockholders (and each affiliate of each Seller Stockholder) with Seller, Seller Bank and/or any other Affiliated Seller Entity (each such deposit account and loan account being hereinafter referred to as an “Affiliate Account”) identifying each such Affiliate Account by account number, account name, interest rate payable, maturity date (if applicable) and current balance, all as of September 30, 2001 (or later, if there has been any material change to any such information since such date).

(ff)        Section 11.75 of the BCA.  Section 11.75 of the Illinois Business Corporation Act is inapplicable to Seller, based upon the provisions of Section 11.75(b)(4) thereof.

(gg)      Government Approvals.  No fact or condition exists with respect to Seller or any of the Affiliated Seller Entities that Seller or any of the Seller Stockholders has reason to believe will prevent any party to this Agreement or the Bank Merger Agreement from obtaining any of the Regulatory Approvals.

(hh)      Reasonable Best Efforts.  Subject to the provisions of Paragraph 17 hereof, Seller and each of the Seller Stockholders will undertake or, to the extent such action is not within the power of the Seller or the Seller Stockholders, use such Person’s reasonable best efforts to cause to be undertaken, each such action as may be necessary to effectuate the Holding Company Acquisition and the Mergers and to carry out the provisions of this Agreement, the Bank Merger Agreement and such other documents and instruments as shall be required to give effect to each thereof.

(ii)          Absence of Claims.  There is no private or governmental suit, claim, action or proceeding pending or threatened, or which reasonably should be expected to be commenced, against Seller, any of the Seller Stockholders  or any of the Affiliated  Seller Entities, or against any of the directors or officers of Seller or any of the Affiliated Seller Entities, that would impair the ability of Seller, the Seller Stockholders or any Affiliated Seller Entity to perform such Person’s obligations hereunder or under the Bank Merger Agreement.

(jj)          Representations and Warranties in Bank Merger Agreement.  Each and every one of the representations and warranties of Seller Bank and the Bank Stockholders made to MB and/or any of its subsidiaries or affiliates in the Bank Merger Agreement or in any other document or instrument contemplated thereby, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make such representations and warranties not misleading, except that no Seller Stockholder represents or warrants as to such accuracy and truthfulness under the provisions of this Paragraph 8(jj) to the extent that the representations and warranties contained in the Bank Merger Agreement or in such other documents or instruments (i) purport to be based upon the individual knowledge of any Bank Stockholder other than such Seller Stockholder, or (ii) relate to the individual ownership of Bank Shares by any Bank Stockholder other than such Seller Stockholder free and clear of all liens, claims, charges and other encumbrances.

9.             Agreements with Respect to Conduct of Seller and the Affiliated Seller Entities.  Seller and each of the Seller Stockholders hereby covenants and agrees with MB that, from and after the date of this Agreement and until the Effective Date, such Person will, and will cause the Affiliated Seller Entities, to act as follows:

(a)          Maintenance of Business.  Seller and each of the Affiliated Seller Entities, together with their respective officers and directors, will do the following, except as otherwise agreed to in writing by MB:

(i)             carry on its business only in the ordinary course and consistent with the respective policies, procedures and practices of Seller and the Affiliated Seller Entities in substantially the same manner as heretofore conducted; and

(ii)          except as they may terminate in accordance with their terms, or as otherwise provided in this Agreement or the Bank Merger Agreement, keep in full force and effect, and not default in any material respect on any of its obligations under, any Material Contract; and

(iii)       keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available; and

(iv)      use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force so that it will be available to MB and its subsidiaries and affiliates on and after the Effective Date, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its best efforts to maintain the continuance of its general customer relationships; and

(v)         take such actions as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and

(vi)      duly comply in all material respects with all laws applicable to it and to the conduct of its business.

(b)         Prompt Notification.  Seller, each of the Seller Stockholders and each of the Affiliated Seller Entities will promptly notify MB of any event of which Seller or any such Seller Stockholder or Affiliated Seller Entity obtains knowledge that may have a material adverse effect on Seller or any of  the Affiliated Seller Entities or in the event that Seller or any of the Seller Stockholders or the Affiliated Seller Entities determines that such Person is unable to fulfill the conditions to the performance of MB set forth in Paragraph 15 hereof.

(c)          Restrictions.  From and after the date of execution hereof, neither Seller nor any of the Affiliated Seller Entities shall, nor shall any officer, director, employee, stockholder or agent of Seller or any of the Affiliated Seller Entities, cause Seller or any Affiliated Seller Entity to do any of the following, except upon prior written notice to and written consent of MB, or as required or permitted by this Agreement or the Bank Merger Agreement:

(i)             make or permit any amendment or termination of any Material Contract that would materially adversely affect its rights thereunder (any amendment extending the cancellation period of such Material Contract beyond ninety (90) days being automatically considered hereunder to be materially adverse to Seller and/or the affected Affiliated Seller Entity); enter into any new contracts or agreements or any series of contracts or agreements with respect to the same subject matter, the value of which is in excess of $25,000 and which is not cancelable on ninety (90) days notice or less; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof (provided, however, that such acquisition pursuant to foreclosure or loan collection proceedings shall be permitted); sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by Seller or any of the Affiliated Seller Entities (provided, however, that the disposition or sale of property pursuant to foreclosure or loan collection proceedings shall be permitted); make or originate any loans to any affiliate, executive officer, director or stockholder of Seller or any of the Affiliated Seller Entities, or a “related interest” of any such persons (as defined in regulations issued by any Applicable Governmental Authority) (provided, however, that the renewal of existing loans to such persons on substantially the same terms as in effect at the date hereof shall be permitted); or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing actions described in this subparagraph; or

(ii)          grant any general or uniform increase in the rate of pay of employees or employee benefits, or grant any material increase in salary or employee benefits of any officer, employee or agent whose salary exceeds $25,000, except that nothing contained in this Agreement shall be construed to prohibit Seller or Seller Bank from paying to Richard S. Weitz, the Chairman of the Board, President and Chief Executive Officer of Seller and Seller Bank, his current salary through the Effective Date, nor shall Seller or Seller Bank be prohibited from paying to Mr. Weitz a bonus for the year 2002 on the Effective Date that shall be equal to $4,166.67 multiplied by the number of full and partial calendar months elapsed in the year 2002 prior to the Effective Date; or

(iii)       issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of Seller or any of the Affiliated Seller Entities (including, but not limited to, options, warrants, rights and similar instruments), or, declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than payment or satisfaction of (x) any debt security upon the maturity thereof or in accordance with scheduled principal reductions thereof, (y) obligations or liabilities permitted to be incurred pursuant to Paragraph 9(c)(i) hereof, or (z) an aggregate cash dividend in the amount of $50,000 to be declared and paid by Seller to its stockholders at or prior to the Effective Date; or

(iv)      (A) sell or pledge or otherwise encumber any shares of capital stock or other equity securities of any Affiliated Seller Entity owned by Seller or any of the Affiliated Seller Entities; (B) except as set forth on a list (the “Amendment List”) that has been previously supplied by Seller and/or the Seller Stockholders to MB, amend its Articles of Incorporation, charter or By-Laws or any other constitutive, organic or governing document; (C) split, combine or reclassify any shares of its capital stock or other equity securities; or (D) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

(v)         enter into any transactions other than in the ordinary course of business; or

(vi)      other than closing the office of Seller located at 6201 North Lincoln Avenue, Chicago, Illinois on or prior to July 30, 2002 (the date on which the Lease for such office expires), open any new office or close any current office of Seller or any of the Affiliated Seller Entities at which business is conducted; or

(vii)      incur or agree to incur any material obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement or the Bank Merger Agreement; sell or otherwise dispose of any of its investment securities; enter into any amendment, renewal or modification of any Lease with respect to any facilities or premises used in its business; enhance or, expand, or, modify, replace or alter any computer or data processing system owned, leased or licensed by Seller or any of the Affiliated Seller Entities (including any software associated with any such computer or system); make, originate or otherwise acquire one or more new loans, or one or more new loan commitments for one or more new loans, or one or more new lines of credit, in excess of the aggregate amount of $500,000 to any single new borrower (or group of affiliated borrowers), or allow its credit exposure to any current borrower to exceed an amount that is equal to $250,000 plus the highest outstanding loan balance of that borrower with the Seller or any Affiliated Seller Entity during the period commencing on January 1, 2001 and ending on the Agreement Date; or

(viii)     compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency.

For purposes hereof, MB shall be deemed to have consented to any action described in subparagraphs (i) through (viii) of this Paragraph 9(c) if the Chief Executive Officer of MB shall have received a written request for consent to any action described in such subparagraphs, which request describes in sufficient detail the proposed actions, and MB shall have failed to respond to such request within three (3) business days of the receipt by MB’s Chief Executive Officer of such request.

(d)         No Solicitation.  Neither Seller nor any of the Affiliated Seller Entities, nor any officer, director or representative of any of them, shall, directly or indirectly, solicit, authorize, initiate or knowingly encourage submission of, any proposal, offer, tender offer or exchange offer from any person relating to any acquisition proposal (hereinafter an “Acquisition Proposal”), or participate in any negotiations in connection with or in furtherance of any Acquisition Proposal or permit any person other than MB, or any of its subsidiaries or affiliates, or any of their respective representatives, to have any access to the facilities of, or furnish to any person other than MB or any of its subsidiaries or affiliates, or any of their respective representatives, any non-public information with respect to Seller or any of the Affiliated Seller Entities in connection with or in furtherance of any of the foregoing; provided, however, that nothing contained in this Paragraph 9(d) shall obligate Seller or any of  the Affiliated Seller Entities to take any action or refrain from taking any action if the Board of Directors of such entity is advised in a written opinion by Seller’s outside counsel that the fiduciary duties of the Board of Directors of such entity imposed by law requires such action or inaction.  Seller or any affected Affiliated Seller Entity, as the case may be, shall immediately provide to the Chief Executive Officer of MB telephone notice of any such proposal or offer and shall promptly, except as may otherwise be inconsistent with the fiduciary duties of the Board of Directors of such entity as set forth in the opinion of outside counsel, provide MB with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

(e)          No Interference.  Neither Seller nor any of the Affiliated Seller Entities will take any action, and each shall use its reasonable best efforts to prevent any action from being taken, that would result in the imposition of special (i.e., non-statutory) stockholder, Board of Directors or other approval requirements with respect to the Holding Company Acquisition, either of the Mergers or any other transaction contemplated hereby or by the Bank Merger Agreement, or that would frustrate or interfere with either of the Mergers or any such transaction.

(f)            Payment of Liabilities.  Each of Seller and the Affiliated Seller Entities shall pay or discharge its current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

(g)         Prohibition Against Creation of Goodwill.  Neither Seller nor any of the Affiliated Seller Entities shall enter into any transaction that would create goodwill or any other intangible asset on its books and records under GAAP.

(h)         Compliance with Law.  Neither Seller nor any of the Affiliated Seller Entities shall knowingly take any action that in any material respect violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

(i)             Maintenance of Operating Expense Levels.  Except for fees and expenses incurred in connection with the transactions contemplated hereby and by the Bank Merger Agreement, neither Seller nor any of the Affiliated Seller Entities shall increase the level of its operating expenses in any material respect.

(j)             Maintenance of Books and Records.  Seller and each of the Affiliated Seller Entities will maintain their respective books, accounts and records in accordance with GAAP or regulatory accounting principles, as the case may be.  Neither Seller nor any of the Affiliated Seller Entities shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP.  Neither Seller nor any of the Affiliated Seller Entities shall change any practice or policy with respect to the charging off of loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

(k)          Maintenance of Loan Loss Reserves.  Seller Bank’s aggregate loan loss reserve as of the Effective Date shall be, at a minimum, equal to $612,000.

(l)             Insider Loans.  The parties hereto shall, prior to the Effective Date, review each loan outstanding from each of Seller and the Affiliated Seller Entities  to any executive officer, director or principal stockholder (or the related interests of such persons) of any of them, and no later than the Effective Date, Seller and each of the Seller Stockholders shall take such actions, or cause such actions to be taken, as shall be necessary to bring current and fully collateralize any such loan that is past due.

10.           Additional Agreements of Seller and the Seller Stockholders.  Seller and each of the Seller Stockholders hereby covenants and agrees with MB that Seller and each of the Seller

Stockholders shall, or to the extent not within their control, use their respective best efforts to, act as follows or cause the following to occur:

(a)          Continuing Access to Information; Cooperation of Personnel.  Seller and each of the Affiliated Seller  Entities will afford to MB and/or its subsidiaries and affiliates, and to their respective accountants, counsel and other representatives, reasonable access, upon receipt of reasonable prior notice, in a manner not unduly disruptive to the business of any of them, during normal business hours throughout the period prior to the Effective Date, to the premises, and to the books, records, files, documents and personnel of each of them, for the purpose of conducting their ongoing due diligence review of Seller and each of the Affiliated Seller Entities and their respective operations.  In addition, each of Seller and the Affiliated Seller Entities agrees to provide MB with copies of all of their respective Board of Directors informational materials as soon as practicable after the adjournment of each meeting of such Board of Directors or committee thereof.  The employees and other personnel (including independent contractors) of Seller and each of the Affiliated Seller Entities shall be instructed to fully, in all reasonable manners, cooperate with MB, its subsidiaries and affiliates, and each of their respective agents, employees, contractors and other representatives, during the period from the Agreement Date through and including the Effective Date, in regard to planning and establishing a full and proper integration of the operations and systems of Seller, Seller Bank and all other Affiliated Seller Entities with the operations and systems of MB and its subsidiaries and affiliates, including, but not limited to, planning (i) data processing and system conversions, (ii) product modifications, (iii) employee training programs, and (iv) customer mailings.

(b)         Sharing of Filings.  Seller and each of the Affiliated Seller Entities promptly shall furnish MB with all information relating to each of them that is required under any Applicable Law for inclusion in any filing that MB or any of its subsidiaries or affiliates is required to make with any regulatory or supervisory authority in order to consummate the transactions contemplated by this Agreement and/or the Bank Merger Agreement.  Seller and each of the Seller Stockholders does hereby, jointly, represent, warrant and covenant to MB that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

(c)          Notification.  Seller and each of the Affiliated Seller Entities shall promptly notify MB in the event that it determines that it is unable to fulfill any of the conditions to the performance of MB set forth in Paragraph 15 hereof for which it has any responsibility.

(d)         Evidence of Title.  Immediately prior to Closing, and if requested by MB, Seller and the Seller Stockholders shall procure and deliver to MB, at the expense of MB, and in a form reasonably satisfactory to MB, (i) evidence of marketable title to all real estate owned by Seller or any of the Affiliated Seller Entities (the “Real Estate”), and (ii) a survey of each parcel of Real Estate identified by MB.  On or prior to the Effective Date, Seller and the Seller Stockholders shall provide to MB, at the expense of MB, an owner’s title insurance policy in a form reasonably acceptable to MB for each parcel of Real Estate identified by MB.

(e)          Accruals and Reserves.  As of the Closing, and contingent upon such Closing, Seller and the Affiliated Seller Entities shall, after consultation with MB, consistent with GAAP and the accounting rules, regulations and interpretations of all regulatory agencies having jurisdiction in regard thereto, as well as any applicable federal taxation rules, and provided that there shall be no change in the amount of merger consideration to be paid hereunder or under the Bank Merger Agreement as a result thereof, modify and change their loan, accrual and reserve policies and practices (including loan classifications, levels of reserves and accruals and asset disposition strategies) to (i) reflect the plans of MB with respect to the conduct of the business of Seller and the Affiliated Seller Entities following the Holding Company Acquisition and the Mergers, and (ii) make adequate provisions for the costs and expenses relating thereto, so as to be applied consistently on a mutually satisfactory basis with those of MB and its subsidiaries and affiliates; provided, however, that neither Seller nor any of the Affiliated Seller Entities shall be obligated to take, in any respect, any such action pursuant to this subparagraph unless and until MB acknowledges that all conditions to its obligation to consummate the Holding Company Acquisition and the Mergers have been satisfied or waived and Seller and each of the Seller Stockholders and Affiliated Seller Entities acknowledge that all conditions to their obligations to consummate the Holding Company Acquisition and the Mergers have been satisfied or waived.

11.           Environmental Matters.

(a)          Current Facilities.  Immediately after the execution of this Agreement, Seller or the affected Affiliated Seller Entities, as the case may be, shall cause a Phase I environmental assessment to be made of each and every parcel of real property owned or leased by any of them, at the expense of MB.  Seller or the affected Affiliated Seller Entities, as the case may be, shall also cause any further investigation to be made as a result of the Phase I environmental assessment if MB requests such further investigation and such requesting party pays the cost thereof.

(b)         Future Acquisitions.  During the period prior to the Effective Date, should Seller or any Affiliated Seller Entity propose to acquire ownership or possession of any real property other than residential real properties, through foreclosure or repossession or otherwise, then the acquiror shall, at its own expense, cause to be conducted a Phase I environmental assessment of such real property and any further environmental investigation, sampling or analysis reasonably required to ensure that  the acquiror shall not acquire ownership or possession of real property that is likely to cause the acquiror to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of such property.

12.           Confidentiality.  In the event that the transactions contemplated by this Agreement and the Bank Merger Agreement are not consummated, the parties hereto will return to each other, unless previously destroyed, all information and data relating to such other parties as may have been delivered to them hereunder or in connection herewith, together with any and all copies thereof, and in such event, the respective parties agree to take normal and reasonable precautions so that none of their respective agents, employees, accountants, attorneys or other representatives shall divulge any confidential information relating to the business of such other parties to a third party or use the same in any manner for their own profit or benefit or the profit or benefit of any such third party.  The obligation of the parties to keep information confidential shall not apply to (a) any information that (i) was already in their possession prior to the disclosure thereof by the other party or parties; (ii) was then generally known to the public; (iii) became known to the public without their fault or the fault of any of their agents or representatives; or (iv) was disclosed to them by a third party who was not bound by an obligation of confidentiality in regard to such information, or (b) disclosures required to be made in accordance with any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in filings pursuant to Paragraph 14 hereof.

13.           Stockholders’ Approval.  Subject to the provisions of the Bank Merger Agreement and Paragraph 14 hereof, Seller and the Seller Stockholders shall (a) to the extent necessary, have the Seller Stockholders approve the Bank Merger Agreement, and (b) cause the Bank Merger Agreement to be submitted to the stockholders of Seller Bank for approval in accordance with the provisions of all Applicable Law at a meeting to be held no later than March 31, 2002.  Seller, as the beneficial and record owner of approximately eighty-six percent (86%) of the currently issued and outstanding Bank Shares, hereby covenants and agrees with MB that Seller shall vote such shares in favor of the approval of the Bank Merger Agreement and the Bank Merger in each and every vote of Seller Bank’s stockholders that may be taken in regard to such matters, and each of the Seller Stockholders hereby covenants and agrees with MB that such Seller Stockholder shall take all reasonable actions (i) to cause Seller to vote its shares in the manner aforesaid, and (b) to cause each of the Holding Company Acquisition and the Mergers to be consummated.  In addition, each Seller Stockholder who is also a Bank Stockholder hereby covenants and agrees with MB to vote such Seller Stockholder’s Bank Shares in favor of the approval of the Bank Merger Agreement and the Bank Merger in each and every vote of Seller Bank’s stockholders that may be taken in regard to such matters.

14.           Regulatory Approvals.  As promptly as practicable, but in no event later than sixty (60) days after the Agreement Date, the parties hereto will submit any and all necessary applications to the Applicable Governmental Authorities required of them, respectively, for approval of the transactions contemplated hereby, including, but not limited to, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the Commissioner and the U.S.  Department of Justice (Antitrust Division).  The parties hereto shall cooperate with one other and shall assist one another in the preparation and filing of all such applications.  The parties hereto shall use their respective best efforts to obtain, as soon as practicable, all Regulatory Approvals to be obtained by or with respect to themselves.  To the extent practicable, each party hereto shall provide the other parties with drafts of the non-confidential portions of all applications for Regulatory Approvals prior to filing the same with the Applicable Governmental Authorities and provide such other parties and their counsel with a reasonable opportunity to comment thereon prior to such filing.  Thereafter, each party hereto shall provide the other parties with copies of the non-confidential portions of all filed applications, together with all amendments thereto and all correspondence relating thereto; provided, however, that with respect to any confidential portions of the foregoing, each party shall provide the other parties with a copy of requests to the Applicable Governmental Authority for confidential treatment and an index of items for which confidential treatment is requested.  Each party hereto shall keep the other parties reasonably informed with respect to the status of all Regulatory Approvals and the applications therefor, including, without limitation, written requests for additional information.

15.           Conditions Precedent to Obligations of MB.  The obligation of MB to effect the Holding Company Acquisition and the Mergers shall be subject, in addition to any such conditions to such obligations as set forth in the Bank Merger Agreement, to the fulfillment at the Effective Date of each of the following conditions (any one or more of which may be waived by MB, but only in a writing that has been executed by MB):

(a)          Accuracy of Representations and Warranties.  All representations and warranties of Seller and each of the Seller Stockholders contained in this Agreement, and all representations and warranties of each of the parties to the Bank Merger Agreement affiliated with or related to Seller and/or the Seller Stockholders (which representations and warranties are incorporated herein by the provisions of Paragraph 8(jj) hereof) shall be true and correct in all material respects on the Agreement Date (or on the date of the Bank Merger Agreement, as the case may be) and shall continue to be true and correct in all material respects as though made at and as of the Effective Date (after giving effect to actions taken or omitted in accordance with Paragraphs 9 and 10 hereof) or, if a representation and warranty is limited to a state of facts existing as of any time prior to the Effective Date, then at and as of such time.

(b)         Performance by Seller, the Seller Stockholders and Affiliated Seller Entities.  Seller, each of the Seller Stockholders and Affiliated Seller Entities, and each of the officers, directors, employees and agents of each of said Persons, as the case may be, shall have performed and satisfied in all material respects or otherwise complied in all material respects with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement and/or the Bank Merger Agreement to be performed and satisfied or otherwise complied with by Seller, each of the Seller Stockholders and each of the Affiliated Seller Entities, on or prior to the Effective Date.

(c)          No Material Adverse  Change.  During the period from January 1, 2001 to the Effective Date, there shall not have occurred any material adverse change with respect to Seller or any of the Affiliated Seller Entities.  For purposes hereof, “material adverse change” shall mean any change that is material and adverse to the business, financial condition or results of operations of Seller or any Affiliated Seller Entity, or that would be adverse to the business, financial condition or results of operation of MB or any subsidiaries or affiliates thereof after consummation of the Holding Company Acquisition and the Mergers, as the context may dictate.

(d)         Certification.  There shall be delivered to MB a certificate (dated the Effective Date and signed by the President of Seller, or his duly authorized delegate) stating that the conditions of Paragraphs 15(a) and (b) hereof have been satisfied.

(e)          Corporate Actions.  All corporate actions required to be taken by or on the part of the parties hereto and the parties to the Bank Merger Agreement to authorize the execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by such parties, and MB shall have received certified copies of all resolutions and other documents and instruments evidencing such authorizations by Seller, the Seller Stockholders and the Affiliated Seller Entities.

(f)            Receipt of Requisite Approvals.  All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained by Seller and/or the Seller Stockholders and/or the Affiliated Seller Entities prior to the Effective Date for consummation of the Holding Company Acquisition and the Mergers shall have been obtained at or prior to the Effective Date, and all filings, registrations, applications, designations and declarations required on the part of Seller and/or the Seller Stockholders and/or the Affiliated Seller Entities prior to the Effective Date in connection with the consummation of the Holding Company Acquisition and the Mergers shall have been made or effected at or prior to the Effective Date.

(g)         Legal Opinion.  The MB Parties shall have received an opinion, dated the Effective Date, of Collins & Bargione, outside counsel to Seller, the Seller Stockholders and the Affiliated Seller Entities, substantially in the form of Exhibit D attached hereto.

(h)         Governmental Approval.  The transactions contemplated by this Agreement and the Bank Merger Agreement and such other documents and instruments as shall be required to give effect thereto shall have been approved by all Applicable Governmental Authorities and such approval shall not contain any material conditions that are not customarily imposed in transactions of the type contemplated hereby and thereby and which in the reasonable opinion of MB would materially adversely affect the benefits to them of the Holding Company Acquisition and the Mergers.  Such approvals, and the transactions contemplated hereby or by the Bank Merger Agreement, shall not have been contested by any federal or state governmental authority.

(i)             No Adverse Decision.  No decision of any federal, state or foreign court awarding substantial damages or penalties against any of the parties hereto or any subsidiaries or affiliates thereof in connection with the Holding Company Acquisition and the Mergers shall have been rendered, and no action or proceeding before any such court seeking such damages or penalties or a preliminary or permanent injunction or other order to prevent the consummation of either of the Mergers shall be pending.

(j)             Proceedings.  All proceedings required to be taken by Seller, the Seller Stockholders or any of the Affiliated Seller Entities  in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement shall have been taken, and all documents incidental thereto shall be reasonably satisfactory in form and substance to MB, and MB shall have received copies of all documents that MB may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance reasonably satisfactory to MB.

(k)          No Legal Prohibition.  No statute, rule or regulation shall have been enacted in the United States by any governmental or regulatory agency of competent jurisdiction that would prohibit the Mergers.

(l)             Resignations.  Subject to the provisions of Paragraph 2(d) hereof, at or prior to Closing, MB shall have received a written resignation from each director of Seller and each director of each of the Affiliated Seller Entities.

(m)       Title Insurance.  Seller and/or the Affiliated Seller Entities, as the case may be, shall have procured and delivered to MB, at the expense of the procuring party, on or before the Effective Date, an owner’s title insurance policy (or a binding commitment to issue and deliver such policy promptly after the Closing) for the ownership interest of Seller and/or the Affiliated Seller Entities with respect to each parcel of real property owned by Seller and/or the Affiliated Seller Entities, and at least ten (10) business days prior to the Effective Date a current ALTA/ASCM Land Title “Class A” survey for each parcel of such real property disclosing all easements, improvements, utilities and rights-of-way, whether above ground or underground, which exist at the date of certificate, as well as then existing set-back lines, and all other matters affecting title to the real property, and containing a certification that the parcel surveyed therein is not in a flood plain.  Such title insurance policies and surveys shall be satisfactory in all respects to MB, except that new insurance coverage shall not be required if there is reasonably adequate insurance in force as of the date of this Agreement.  The title insurance policies shall contain only exceptions reasonably acceptable to MB and shall include such endorsements as MB may reasonably request.

(n)         Delivery of Seller Common.  All of the Seller Stockholders shall deliver the stock certificates or other documents required by Section 4(d).

16.           Conditions Precedent to Obligations of Seller and the Seller Stockholders.  The obligations of Seller and each of the Seller Stockholders to effect the Holding Company Acquisition and the Mergers shall be subject, in addition to any such conditions to such obligations set forth in the Bank Merger Agreement, to the fulfillment at the Effective Date of each of the following conditions (any one or more of which may be waived by Seller and the Seller Stockholders, but only in a writing that has been executed by Seller and a majority-in-interest of the Seller Stockholders):

(a)          Accuracy of Representations and Warranties.  All representations and warranties of MB contained in this Agreement shall be true and correct in all material respects on the Agreement Date and shall continue to be true and correct in all material respects as though made at and as of the Effective Date or, if a representation and warranty is limited to a state of facts existing as of any prior to the Effective Date, then at and as of such time.

(b)         Performance of Obligations.  MB and/or its subsidiaries and affiliates shall have performed and satisfied in all material respects or otherwise complied in all material respects with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement and/or the Bank Merger Agreement to be performed and satisfied or otherwise complied with by each of them, respectively, on or prior to the Effective Date.

(c)          Legal Opinion.  Seller and the Seller Stockholders shall have received an opinion, dated the Effective Date, of Schwartz, Cooper, Greenberger & Krauss, Chartered, outside counsel to MB, in substantially the form of Exhibit E attached hereto.

(d)         Corporate Approvals.  All corporate actions required to be taken by or on the part of MB and/or its subsidiaries and affiliates to authorize the execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by such Persons, and Seller and the Seller Stockholders shall have received certified copies of all resolutions and other documents and instruments evidencing such authorizations by such Persons.

(e)          Receipt of Requisite Approvals.  All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained by MB prior to the Effective Date for the consummation of the Holding Company Acquisition and the Mergers shall have been obtained at or prior to the Effective Date, and all filings, registrations, applications, designations and declarations required on the part of each of MB and/or its subsidiaries and affiliates prior to the Effective Date in connection with the consummation of the Holding Company Acquisition and the Mergers shall have been made or effected at or prior to the Effective Date.

(f)            Proceedings.  All proceedings required to be taken by MB and/or its subsidiaries and affiliates in connection with the transactions contemplated in this Agreement shall have been taken, and all documents incidental thereto shall be satisfactory in form and substance to Seller and the Seller Stockholders, and Seller and the Seller Stockholders shall have received copies of all documents that Seller and the Seller Stockholders may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance reasonably satisfactory to Seller and the Seller Stockholders.

(g)         Certification.  There shall be delivered to Seller and the Seller Stockholders a certificate, dated the Effective Date and signed by the President of MB, or his duly authorized delegate, stating that the conditions of Paragraphs 16(a) and (b) hereof have been satisfied.

17.           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party and its affiliates, as applicable, to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date, including, but not limited to, the execution and delivery of such additional or substitute documents or instruments as may be reasonably requested by any party hereto and thereto, and  the obtaining of all required consents, approvals, waivers, exemptions, amendments and authorizations, giving of all notices, and the making or effecting of all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the lists delivered in connection with and referred to in this Agreement or in the Bank Merger Agreement, and each party hereto shall cooperate fully with the others (including by providing any necessary information) with respect to the foregoing.  Each of the parties hereto agrees not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act that would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Effective Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby or by the Bank Merger Agreement.  In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement or of the Bank Merger Agreement, each of the Seller Stockholders and each of the proper officers and/or directors of each of MB and its subsidiaries and affiliates, Seller and each Affiliated Seller Entity, as the case may be, shall take all such necessary action.

18.           Payment of Expenses.  Subject to the provisions of Paragraph 25 hereof, each party hereto, and each party to the Bank Merger Agreement, shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement and/or the Bank Merger Agreement, including, but not limited to, all fees and disbursements of counsel, investment bankers, consultants and accountants, and all filing fees and out-of-pocket expenses in connection with securing approval of this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby by all of the Applicable Governmental Authorities; provided, however, that unless otherwise specifically provided herein or in the Bank Merger Agreement, any such expense (other than the fees of, and expenses incurred by Collins & Bargione, the outside counsel to Seller, the Seller Stockholders and the Affiliated Seller Entities in connection with the Holding Company Acquisition and the Mergers, not to exceed $23,000 in the aggregate)  incurred by Seller or any of the Affiliated Seller Entities shall be determined as of the Effective Date and shall be reimbursed to Seller or the affected Affiliated Seller Entities from the Total Consideration prior to payment of any portion thereof to the persons entitled thereto.

19.           Publicity and Reports.  The parties hereto shall coordinate all publicity relating to the transactions contemplated by this Agreement and the Bank Merger Agreement and, except as otherwise required by law (including, but not limited to, any filings deemed by any party hereto to be necessary or required pursuant to state or federal securities laws or the rules or regulations promulgated thereunder), none of the parties hereto or thereto shall issue any press release, publicity statement or other public notice relating to this Agreement and/or the Bank Merger Agreement and/or any of the transactions contemplated hereby or thereby without prior consultation with the others.

20.           Binding Effect.  Neither this Agreement nor any rights, duties or obligations hereunder or thereunder shall be assignable by any of the parties to either agreement, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void; provided, however, that this Agreement and the Bank Merger Agreement shall be assignable by MB to a subsidiary or affiliate of MB without the consent of Seller or any of the Seller Stockholders so long as MB remains liable for, and such assignee agrees to be bound by, all of MB’s obligations hereunder and thereunder.  Subject to the foregoing, all of the terms and provisions of the said agreements shall be binding upon, and inure to the benefit of, the successors and assigns of the respective parties thereto.

21.           Law Governing.  This Agreement is made and shall be governed by and construed in accordance with the laws of the United States of America, and, to the extent applicable, the laws of the State of Illinois, without regard to the application of that state’s conflict of laws provisions.

22.           Counterparts.  This Agreement may be executed in several counterparts and one or more separate documents, all of which, when taken together shall constitute one and the same instrument, with the same force and effect as though all of the parties had executed the same document.

23.           Amendment and Waiver.  Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the directors and/or stockholders of any of the parties hereto, to the extent authorized by Applicable Law, by a writing signed by all of the parties hereto; provided, however, that following approval of the Bank Merger by the stockholders of the Seller Bank, no such amendment or modification shall be made without the further approval of the stockholders of the Seller Bank if such amendment or modification would result in a material change in the merger consideration to be paid to such stockholders in connection with the Bank Merger or to the Seller Stockholders in connection with the Holding Company Merger, or if such amendment or modification would violate Applicable Law.

24.           Termination of Agreement.

(a)          Methods of Termination.  This Agreement may be terminated at any time prior to the Effective Date but only in the following manner:

(i)             by the mutual consent, in writing, of all of the parties hereto; or

(ii)          by MB by giving written notice of such termination to Seller and the Seller Stockholders, (A) if there has been (I) a material breach of any agreement herein on the part of Seller or the Seller Stockholders, or in the Bank Merger Agreement by Seller or any Affiliated Seller Entity which has not been cured or adequate assurance of cure given, in either case within twenty (20) calendar days following notice of such breach from MB, or (II) a breach of a representation or warranty of Seller and/or the Seller Stockholders herein, or in the Bank Merger Agreement by Seller or any Affiliated Seller Entity which (individually or, together with other such breaches, in the aggregate) would reasonably be expected to materially impair the ability of Seller or the Seller Stockholders to perform any of their respective obligations under this Agreement, or Seller or any Affiliated Seller Entity to perform any of their respective obligations under the Bank Merger Agreement, and which, in the reasonable opinion of MB, by its nature cannot be cured prior to September 30, 2002, (B) if any Acquisition Proposal, other than as contemplated by this Agreement, or the Bank Merger Agreement, shall have been proposed by any third party (and such proposal is not opposed in writing by Seller, all of the Seller Stockholders and any affected Affiliated Seller Entity within twenty (20) calendar days after Seller or any of the Seller Stockholders or Affiliated Seller Entities shall have first received or become aware of such proposal, or Seller or any of the Seller Stockholders or Affiliated Seller Entities, or any of the respective Boards of Directors of any such corporate Persons, at any time shall cease to oppose such proposal or shall take, or permit Seller or any of the Seller Stockholders or Affiliated Seller Entities to take, any action that is not consistent with opposition to such proposal) or shall have been agreed to or consummated, (C) if there shall have occurred or been proposed, after the date of this Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency (including, without limitation, any bank regulatory authority) that could reasonably be expected to prevent consummation of the Holding Company Acquisition and/or the Mergers or delay such consummation beyond September 30, 2002, or that would have a material adverse effect on Seller or any of the Affiliated Seller Entities; or

(iii)       by Seller, or the Seller Stockholders acting unanimously, by giving written notice of such termination to MB, if there has been (I) a material breach of any agreement herein on the part of MB, or in the Bank Merger Agreement by MB Bank, which has not been cured or adequate assurance of cure given, in either case within twenty (20) calendar days following notice of such breach from Seller or the Seller Stockholders, or (II) a breach of a representation or warranty of MB herein, or in the Bank Merger Agreement by MB Bank, which (individually or, together with other such breaches, in the aggregate) would reasonably be expected to materially impair the ability of MB or any subsidiary or affiliate thereof to perform its obligations under this Agreement or under the Bank Merger Agreement and which, in the opinion of Seller or the Seller Stockholders acting unanimously, by its nature cannot be cured prior to September 30, 2002; or

(iv)      by any party hereto, by giving written notice of such termination to the other parties, if the Mergers shall not have been consummated on or before September 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or in the Bank Merger Agreement.

(b)         Further Liability.  If this Agreement or the Bank Merger Agreement is terminated for any reason, no party shall have any further liability hereunder or thereunder of any nature whatsoever to the other parties hereto and thereto; provided, however, that, notwithstanding the foregoing, (i) this Paragraph 24(b) shall not preclude liability from attaching to a party who has caused the termination hereof by a willful act or a willful failure to act in violation of the terms and provisions hereof or thereof, and (ii) termination of either agreement shall not terminate or affect the agreements of the parties contained in Paragraph 12 hereof (with respect to confidentiality), in Paragraph 25 hereof (with respect to a termination and/or expense payment), in Paragraph 18 hereof (with respect to the payment of certain expenses), or in any paragraph of the Bank Merger Agreement the language of which specifically provides for survival thereof notwithstanding a termination of said agreement, the provisions of all of which paragraphs shall survive any termination of this Agreement and/or the Bank Merger Agreement.

(c)          Termination of Bank Merger Agreement.  Notwithstanding anything to the contrary contained herein or in the Bank Merger Agreement, because it is the intention of the parties hereto and thereto that neither the Holding Company Acquisition nor either Merger shall be or become, or remain, effective unless the Holding Company Acquisition and both Mergers are consummated and become fully effective, the parties hereto agree that in the event this Agreement is terminated for any reason, each of said parties shall use every reasonable effort on his, her or its part to also terminate or cause the termination of the Bank Merger Agreement, to the effect that all of the parties hereto and thereto shall be put, as nearly as possible, back into their original positions prior to their entry into said agreements and/or the transactions contemplated thereby, subject only to such penalties, remedies, costs and liabilities as may be provided for in regard to such terminations hereunder or under the Bank Merger Agreement or Applicable Law.

25.           Reimbursement of Expenses and Payment of Termination Fees.

(a)          Breach by MB.  If this Agreement is terminated by Seller or the Seller Stockholders pursuant to Paragraph 24(a)(iii) hereof, MB shall, within five (5) business days after the date of such termination, reimburse to Seller and the Seller Stockholders the aggregate amount of all expenses incurred by Seller and the Seller Stockholders of every kind and description relating to this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, not to exceed, in the aggregate, the amount of $500,000, by wire transfer of immediately available funds to such account or accounts as Seller shall designate.

(b)         Breach by Seller or the Seller Stockholders.  If this Agreement is terminated by MB pursuant to Paragraph 24(a)(ii)(A) hereof, Seller and the Seller Stockholders shall, within five (5) business days after the date of such termination, jointly reimburse to MB and/or its subsidiaries and affiliates the aggregate amount of all expenses incurred by MB and/or its subsidiaries and affiliates of every kind and description relating to this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, not to exceed, in the aggregate, the amount of $500,000, by wire transfer of immediately available funds to such account or accounts as MB shall designate.

(c)          Acquisition Proposal (MB Termination).  If this Agreement is terminated by MB pursuant to Paragraph 24(a)(ii)(B) hereof, Seller and the Seller Stockholders shall, within five (5) business days after the date of such termination, jointly reimburse to MB and/or its subsidiaries and affiliates the aggregate amount of all expenses incurred by MB and/or its subsidiaries and affiliates of every kind and description relating to this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, not to exceed, in the aggregate, the amount of $500,000, by wire transfer of immediately available funds to such account or accounts as MB shall designate.

(d)         Tender or Exchange Offer.  If any person or group of persons, other than MB or any of its subsidiaries or affiliates, shall commence a tender or exchange offer for eighty percent (80%) or more of any class of securities of Seller or any Affiliated Seller Entity, or there shall be commenced by any person or group of persons, other than MB or any of its subsidiaries or affiliates, a proxy contest with respect to Seller or any Affiliated Seller Entity, or there shall be commenced by any person or group of persons, other than MB or any of its subsidiaries or affiliates, a solicitation of proxies with respect to securities of Seller or any Affiliated Seller Entity, prior to the Closing, and, as a consequence thereof, the Holding Company Acquisition or either of the Mergers is not approved by the stockholders required to approve the same as and in the manner contemplated by this Agreement or by the Bank Merger Agreement, Seller and the Seller Stockholders shall jointly reimburse to MB and/or its subsidiaries and affiliates all of their respective expenses, of every kind and description, relating to this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, not to exceed, in the aggregate, the amount of $500,000, payable immediately upon the failure of the relevant stockholders to approve the applicable transaction in the manner so contemplated (a “Stockholder Failure”).  If thereafter (i) any agreement is entered into by Seller or any Affiliated Seller Entity to effect a merger, sale of assets or other transaction intended to cause a change of control of Seller or any Affiliated Seller Entity, or a tender or exchange offer is made to the Seller Stockholders or the stockholders of any Affiliated Seller Entity for the same purpose, and (ii) neither MB, nor any of its subsidiaries or affiliates, is a party thereto, and (iii) the making of such agreement or the initiation of such tender or exchange offer occurs within twelve (12) months after such Stockholder Failure, Seller and the Seller Stockholders shall jointly pay to MB the aggregate additional amount of $1,750,000.  Such additional amount shall be due at the closing of the transaction contemplated by such agreement or tender or exchange offer.  If, however, MB or any of its subsidiaries or affiliates is a party to such transaction, then the $1,750,000 will not be payable to them hereunder and the expense reimbursement previously paid to them shall be returned to Seller and the Seller Stockholders upon consummation of such transaction.

(e)          Non-Fulfillment of Obligations of Seller and/or the Seller Stockholders.  If Seller and/or the Seller Stockholders shall fail to cause the Holding Company Acquisition or either of the Mergers to close notwithstanding the fulfillment of all of the conditions of Paragraph 16 hereof, and, as a consequence, there is a Stockholder Failure, Seller and the Seller Stockholders shall jointly reimburse to MB and/or its subsidiaries and affiliates or all of their respective expenses, of every kind and description, relating to this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, not to exceed, in the aggregate, the amount of $500,000, payable immediately upon the occurrence of such Stockholder Failure.  If thereafter (i) any agreement is entered into by Seller, the Seller Stockholders or any of the Affiliated Seller Entities to effect a merger, sale of assets or other transaction intended to cause a change of control of Seller or any of the Affiliated Seller Entities, or a tender or exchange offer is made to any of the aforesaid stockholders for the same purpose, and (ii) neither MB, nor any of its subsidiaries or affiliates, is a party thereto, and (iii) the making of such agreement or the initiation of such tender or exchange offer occurs within twelve (12) months after such Stockholder Failure, Seller and the Seller Stockholders shall jointly pay to MB the aggregate additional amount of $1,175,000.  Such additional amount shall be due at the closing of the transaction contemplated by such agreement or tender or exchange offer.  If, however, MB or any of its subsidiaries or affiliates is a party to such transaction, then the $1,750,000 will not be payable to them hereunder and the expense reimbursement previously paid to them shall be returned to Seller and the Seller Stockholders upon consummation of such transaction.

(f)            Change of Control Filing.  If prior to the Closing there is a filing of an application or notice other than by MB or any of its subsidiaries or affiliates, under any federal or state law governing a proposed change of control of Seller or any of the Affiliated Seller Entities with respect to the acquisition or proposed acquisition of Seller or any of the Affiliated Seller Entities or any securities of Seller or any of the Affiliated Seller Entities, or substantially all of the assets of any of such Person or Persons, and, as a consequence, the Seller Stockholders do not approve the Holding Company Merger and/or the stockholders of Seller Bank do not approve the Bank Merger as and in the manner contemplated by this Agreement and/or the Bank Merger Agreement, Seller and the Seller Stockholders shall jointly reimburse to MB and/or its subsidiaries and affiliates all of their respective expenses, of every kind and description, relating to this Agreement and the transactions contemplated hereby, not to exceed, in the aggregate, the amount of $500,000, payable immediately upon such Stockholder Failure.  If thereafter (i) any agreement is entered into by Seller or any of the Affiliated Seller Entities to effect a merger, sale of assets or other transaction intended to cause a change of control of Seller or any of the Affiliated Seller Entities, or a tender or exchange offer is made to any of the aforesaid stockholders for the same purpose, and (ii) neither MB, nor any of its subsidiaries or affiliates, is a party thereto, and (iii) the making of such agreement or the initiation of such tender or exchange offer occurs within twelve (12) months after such Stockholder Failure, Seller and the Seller Stockholders shall jointly pay to MB the aggregate additional amount of $1,750,000.  Such additional amount shall be due at the closing of the transaction contemplated by such agreement or tender or exchange offer.  If, however, MB or any of its subsidiaries or affiliates is a party to such transaction, then the $1,750,000 will not be payable to them hereunder and the expense reimbursement previously paid to them shall be returned to Seller and the Seller Stockholders upon consummation of such transaction.

(g)         Lists.  All of the lists required to be delivered hereunder by Seller and the Seller Stockholders, which lists are attached hereto as Schedule I, (i) shall be true and accurate in all material respects; (ii) shall have been delivered in form reasonably satisfactory to the parties to whom delivered, prior to the execution hereof; and (iii) shall be kept updated once each month, beginning on the date that is thirty (30) days from the date hereof and continuing on the same day of each succeeding month until the Closing; provided, however, that each such party’s lists shall also be updated as of the close of business for such party on the last business day prior to the Closing.

26.           Survival.  Except to the extent otherwise required by any provision of this Agreement, or by law, the respective representations, warranties, covenants and agreements of the parties hereto shall survive the Effective Date for a period of only two (2) years thereafter.

27.           Notices.  Any notice or communication required or permitted hereunder shall be deemed received (i) upon receipt, if delivered in person, (ii) upon receipt of electronic confirmation of successful transmission, followed by a confirming telephone call to the person to whom sent, if sent via facsimile, and (iii) within three (3) business days after the date deposited in the U.S.  Mail, if sent by U.S. Mail.  All such notices or communications shall be addressed as follows:

If to MB, addressed to such party at:

1200 North Ashland Avenue
Chicago, Illinois 60622
Attention: Mitchell Feiger, President
and Chief Executive Officer
Telephone: (773) 278-4040
Telecopier: (773) 278-4174

With a copy addressed to:

Schwartz, Cooper, Greenberger & Krauss, Chartered
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601
Attention: Richard J. Firfer
Telephone: (312) 845-5108
Telecopier: (312) 782-8416

If to Seller or any of the Seller Stockholders, addressed to such party at:

First National Bank of Lincolnwood
6401 North Lincoln Avenue
Lincolnwood, Illinois 60712
Attention: Richard S. Weitz, Chairman of the Board,
President and Chief Executive Officer
Telephone: (847) 676-3000
Telecopier: (847) 676-4306

With a copy addressed to:

Collins & Bargione
One North LaSalle Street
Suite 2295
Chicago, Illinois 60602
Attention: George B. Collins
Telephone: (312) 372-7813
Telecopier: (312) 372-7840

or to such other address as any party hereto shall specify for itself by giving notice to the other parties in accordance with the provisions hereof.

28.           Entire Agreement.  This Agreement, together with (i) all exhibits, schedules and lists referred to herein, and (ii) those portions of the Bank Merger Agreement and the exhibits, schedules and lists attached thereto that are made applicable to the parties hereto by specific reference herein or in the Bank Merger Agreement, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings among the parties with respect thereto.

29.           Remedies.  Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all of the rights, remedies and causes of action available at law or in equity to such party.

30.           Excision of Acquisition Sub.  The parties hereto and Acquisition Sub acknowledge and agree that Acquisition Sub shall have no rights, duties, responsibilities, liabilities or obligations under this Holding Company Acquisition Agreement or the Bank Merger Agreement or with respect to any of the transactions contemplated hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 22nd day of February, 2002.

MB FINANCIAL, INC.	FIRST LINCOLNWOOD CORP.

By:	By:
Mitchell Feiger, President and Chief Executive Officer	Richard S. Weitz, Chairman of the Board, President and Chief Executive Officer

Attest:	Attest:

By:	By:
Name:	Name:
Title:	Title:

The undersigned has executed this Agreement solely for the purposes of Paragraph 30 hereof:	THE SELLER STOCKHOLDERS:

LINCOLNWOOD ACQUISITION CORP.

By:
Mitchell Feiger, President

Attest:

By:
Name:
Title: